Offer to Convert
Any or All Outstanding Preferred Class B Shares,
Including Preferred Class B Shares Represented by American Depositary Shares,
of Companhia Paranaense de Energia – Copel
into
Units of Companhia Paranaense de Energia – Copel

SUBJECT TO THE EXCEPTIONS AND CONDITIONS DESCRIBED HEREIN, THIS CONVERSION OFFER CAN BE ACCEPTED BY HOLDERS OF PREFERRED CLASS B SHARES OF COPEL UNTIL 5:00 P.M., NEW YORK CITY TIME (6:00 P.M., SÃO PAULO TIME), ON APRIL 20, 2021, AND SUCH PREFERRED CLASS B SHARES CAN BE WITHDRAWN UNTIL 5:00 P.M., NEW YORK CITY TIME (6:00 P.M., SÃO PAULO TIME) ON APRIL 20, 2021, UNLESS THE CONVERSION OFFER IS EXTENDED OR EARLIER TERMINATED.

A HOLDER OF AMERICAN DEPOSITARY SHARES (“ADSS”) REPRESENTING PREFERRED CLASS B SHARES CANNOT TENDER SUCH ADSS FOR CONVERSION. ALL SUCH ADSS WILL BE CONVERTED TO AMERICAN DEPOSITARY SHARES REPRESENTING UNITS, WITHOUT ANY ACTION BY HOLDERS, UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. A HOLDER CAN AVOID SUCH AUTOMATIC CONVERSION BY SURRENDERING ITS ADSS AND WITHDRAWING THE UNDERLYING CLASS B PREFERRED SHARES SO AS TO RECEIVE DELIVERY OF SUCH PREFERRED CLASS B SHARES AT ITS ACCOUNT IN BRAZIL NOT LATER THAN 5:00 P.M., NEW YORK CITY TIME (6:00 P.M., SÃO PAULO TIME), ON APRIL 19, 2021, UNLESS THE CONVERSION OFFER IS EXTENDED.

Companhia Paranaense de Energia – Copel (“Copel” or the “Company”), a sociedade anônima organized under the laws of the Federative Republic of Brazil (“Brazil”), hereby offers the holders of preferred class B shares of Copel, no par value (the “Preferred Class B Shares”), including Preferred Class B Shares represented by American Depositary Shares (the “Preferred ADSs”), the opportunity to convert five Preferred Class B Shares into one unit, consisting of four Preferred Class B Shares and one common share of Copel (the “Units”) (the “Conversion Offer”) upon the terms and subject to the conditions set forth in this offer to convert (which offer to convert, together with any amendments or supplements hereto, collectively constitute the offer to convert (the “Offer to Convert”)).

A holder of Preferred ADSs cannot tender such Preferred ADSs for conversion. However, Copel and The Bank of New York Mellon (the “ADS Depositary”) have agreed that, on the last day of the Conversion Offer period, the ADS Depositary will tender all Preferred Class B Shares then represented by Preferred ADSs into the Conversion Offer. If the Conversion Offer is completed, all outstanding Preferred ADSs will represent Units. Preferred ADSs and Common ADSs will become Unit ADSs through the amendment to the Depositary Agreements, with five Preferred ADSs or Common ADSs becoming one Unit ADS. Consequently:

•	A holder of Preferred ADSs that wishes to hold Unit ADSs (as defined below) if the Conversion Offer is completed does not need to take any action in connection with the Conversion Offer.

•	A holder of Preferred ADSs that does not wish the Preferred Class B Shares underlying its Preferred ADSs to be converted into Units, or that does not wish to hold Unit ADSs if the Conversion Offer is completed, must surrender its Preferred ADSs to the ADS Depositary and arrange to receive delivery of the underlying Preferred Class B Shares in Brazil not later than April 19, 2021. Such a holder will be required to pay the ADS Depositary’s cancellation fee of $0.05 per Preferred ADS surrendered and a cable fee of $17.50 and must arrange to open a securities account with a Brazilian broker, if it does not have one.

In connection with the Unitization (as defined below), Copel and the ADS Depositary intend to amend the deposit agreement governing the Preferred ADSs (the “Preferred ADS Deposit Agreement”) and the deposit agreement governing the American Depositary Shares, each representing one common share of Copel (the “Common ADS Deposit Agreement,” and together with the Preferred ADS Deposit Agreement, the “Deposit Agreements”) to provide that, effective upon the completion of the Conversion Offers (as defined below), there will be a single deposit agreement, and each American Depositary Share will represent one Unit (the “Unit ADSs”). On and after the date of the amended and restated deposit agreement (the “A&R Deposit Agreement”), only Certificates representing Units may be deposited with the ADS Depositary (the “Unit Certificates”).

Subject to the terms described in the Offer to Convert, the Conversion Offer with respect to Preferred Class B Shares will expire on April 20, 2021, at 5:00 p.m., New York City time (6:00 p.m. São Paulo time) (such time and date, as it may be extended by us, the “Expiration Date”).

All Preferred Class B Shares that are tendered for conversion and not withdrawn prior to the Expiration Date will be converted into Units in accordance with the terms, and subject to the conditions, described herein. A person that holds Preferred Class B Shares directly and wishes to convert any or all of its Preferred Class B Shares in the Conversion Offer must instruct its representative in Brazil (for the purposes of Annex I of Resolution No. 4,373 of the Brazilian National Monetary Council, or “Resolution No. 4,373”), or its broker or custodian in the absence of such a representative, to transfer the Preferred Class B Shares that such person wishes to convert to a specific account established by the São Paulo Stock Exchange (B3 S.A. - Brasil, Bolsa,, Balcão, or “B3”), subject to the rules and operating procedures of B3 (a “Conversion Account”), on or prior to April 20, 2021. See “The Conversion Offer—Section 2—Procedures for Accepting the Conversion Offer and Converting Preferred Class B Shares.”

Copel is simultaneously offering to holders of Preferred Class B Shares wherever located (the “Brazilian Conversion Offer”) to convert their Preferred Class B Shares into Units. This Offer to Convert, which is being disseminated under the Conversion Offer, will not be disseminated to holders under the Brazilian Conversion Offer, and instructions on how to exercise conversion rights will be made available in Portuguese in an Aviso aos Acionistas (the “Notice to Shareholders”). The only difference between participation in the Conversion Offer and the Brazilian Conversion Offer is that participants in the Conversion Offer will receive the Offer to Convert with respect to the Conversion Offer while participants in the Brazilian Conversion Offer will not. There are no other risks of participating in the Brazilian Conversion Offer that differ from the risks of participating in the Conversion Offer as described in this Offer to Convert.

For a period concurrent with that of the Conversion Offer, a holder of five common shares of Copel (the “Common Shares”) will be permitted to convert those shares to one Unit (the “Common Conversion Offer” and, together with the Conversion Offer and the Brazilian Conversion Offer, the “Conversion Offers”). In connection with the Common Conversion Offer, Copel will file a Form CB which contains an English translation of the Notice to Shareholders as an exhibit. A holder of American Depositary Shares representing Common Shares (“Common ADSs”) cannot tender such Common ADSs for conversion. However, Copel and the ADS Depositary have agreed that, on the last day of the Conversion Offer period, the ADS Depositary will tender all Common Shares then represented by Common ADSs into the Common Conversion Offer. If the Common Conversion Offer is completed, all outstanding Common ADSs will represent Units. Preferred ADSs and Common ADSs will become Unit ADSs through the amendment to the Depositary Agreements, with five Preferred ADSs or Common ADSs becoming one Unit ADS. If the number of Preferred Class B Shares and/or Common Shares represented by Preferred ADSs and/or Common ADSs is not an integral multiple of five, the ADS Depositary will sell the excess Preferred Class B Shares and/or Common Shares necessary to reduce such Preferred Class B Shares and/or Common Shares to an integral multiple of five and distribute the cash proceeds resulting from that sale to each applicable holder of Preferred Class B Shares and/or Common Shares.

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If you wish to accept the Conversion Offer, you must ensure that all required steps are completed prior to the Expiration Date. There are no guaranteed delivery procedures in the Conversion Offer.

You must make your own decision as to whether to convert your Preferred Class B Shares and, if so, how many Preferred Class B Shares to convert. None of Copel, any of its affiliates or any of their respective boards of directors or executive officers makes any recommendation as to whether you should convert Preferred Class B Shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

This Offer to Convert is intended for holders of Preferred Class B Shares that are U.S. residents and for holders of Preferred ADSs. A separate notice, and related materials, in Portuguese have been published concurrently in Brazil for holders of Preferred Class B Shares.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE BRAZILIAN COMISSÃO DE VALORES MOBILIÁROS, B3 OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, HAS: (A) APPROVED OR DISAPPROVED THE CONVERSION OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE CONVERSION OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Offer to Convert does not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

April 16, 2021

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TABLE OF CONTENTS

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from the Offer to Convert and may not contain all of the information that is important to you. You should read carefully the remainder of the Offer to Convert because the information in this summary is not complete and additional important information is contained in the remainder of the Offer to Convert. Unless the context indicates otherwise, in the Offer to Convert, “we,” “us” and “our” refers to Companhia Paranaense de Energia – Copel. Questions or requests for assistance may be directed to Copel.

•	The Conversion Offer: We hereby offer you the opportunity to convert any or all of your Preferred Class B Shares into Units. A holder of Preferred ADSs cannot tender such Preferred ADSs for conversion. However, if the Conversion Offer is completed, the Preferred Class B Shares underlying Preferred ADSs will be converted into Units, unless the holder has surrendered its Preferred ADSs and taken delivery of the underlying Preferred Class B Shares. See “Introduction.”
•	Conditions: The Conversion Offer is conditioned on the aggregate number of Units issuable as a result of the Conversion Offers (taken together) attaining 229,122,878. That represents approximately 60% of the total capital stock, excluding from the denominator all shares owned by the State of Paraná (the “State”), meaning that if the Minimum Participation Condition is met, the number of Common Shares and Preferred Shares held as Units (including Units represented by Unit ADSs) will be at least 60% of the total outstanding shares of Copel held by persons other than the State. This Minimum Participation Condition cannot be waived. Satisfaction of the Minimum Participation Condition will be determined as of the Expiration Date. If it is met, all Preferred Class B Shares that are tendered for conversion and not withdrawn prior to the Expiration Date will be converted into Units in accordance with the terms described herein. If it is not met, the Conversion Offer will not be completed.
•	Conversion by the State: The State is required by law to continue to own at least 51% of the Common Shares outstanding. After the Conversion Offers are completed, the State will convert additional Common Shares to Units. The number of Common Shares to be converted will not exceed an amount that reduces the State’s ownership to 51% of the Common Shares outstanding. The number of Common Shares converted by the State will be disclosed by means of a notice (fato relevante) in Brazil that will be furnished to the SEC on Form 6-K.See “The Conversion Offer—Section 4—Condition to Conversion Offer and Effectiveness of Conversion.”
•	Expiration Time: Subject to the terms described in the Offer to Convert, the Conversion Offer will expire at 5:00 p.m., New York City time (6:00 p.m., São Paulo time), on April 20, 2021, unless the Conversion Offer is extended or earlier terminated. An extension of the Conversion Offer would be subject to approval by Copel’s board of directors (the “Board of Directors”) and Copel’s shareholders. Copel does not expect to extend the Conversion Offer. A holder of Preferred ADSs that does not wish the Preferred Class B Shares underlying its Preferred ADSs to be converted into Units, or that does not wish to hold Unit ADSs if the Conversion Offer is completed, must surrender its Preferred ADSs to the ADS Depositary and arrange to receive delivery of the underlying Preferred Class B Shares in Brazil not later than April 19, 2021.
•	Conversion of Preferred ADSs: A holder of Preferred ADSs cannot tender such Preferred ADSs for conversion. A holder of Preferred ADSs that wishes to hold Unit ADSs if the Conversion Offer is completed does not need to take any action in connection with the Conversion Offer. The Preferred ADS Deposit Agreement and the Common ADS Deposit Agreement will each be amended to provide, effective upon the completion of the Conversion Offers, for a single A&R Deposit Agreement, and each ADS will represent one Unit. Preferred ADSs and Common ADSs will become Unit ADSs through the amendment to the Depositary Agreements, with five Preferred ADSs or Common ADSs becoming one Unit ADS. If the number of Preferred Class B Shares and/or Common Shares represented by Preferred ADSs and/or Common ADSs is not an integral multiple of five, the ADS Depositary will sell the excess Preferred Class B Shares and/or Common Shares necessary to reduce such Preferred Class B Shares and/or Common Shares to an integral multiple of five and distribute the cash proceeds resulting from that sale to each applicable holder of Preferred Class B Shares and/or Common Shares.
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A holder of Preferred ADSs that does not wish the Preferred Class B Shares underlying its Preferred ADSs to be converted into Units, or that does not wish to hold Unit ADSs if the Conversion Offer is completed, must surrender its Preferred ADSs to the ADS Depositary and arrange to receive delivery of the underlying Preferred Class B Shares in Brazil not later than April 19, 2021. Such a holder will be required to pay the ADS Depositary’s cancellation fee of $0.05 per Preferred ADS surrendered and a cable fee of $17.50 and must arrange to open a securities account with a Brazilian broker, if it does not have one.

•	Procedures for Participating in the Conversion Offer: If you wish to convert all or any portion of your Preferred Class B Shares in the Conversion Offer, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to transfer the Preferred Class B Shares that such person wishes to convert to the Conversion Account, subject to the rules and operating procedures of B3, on or prior to 5:00 p.m., New York City time (6:00 p.m., São Paulo time) on April 20, 2021, unless the Conversion Offer is extended or earlier terminated. The brokers and other securities intermediaries that are permitted to place this order through B3 will set their own cutoff dates and times to receive instructions to tender in the Conversion Offer. You should contact your broker or the securities intermediary through which you hold Preferred Class B Shares to determine the cutoff date and time that applies to you.

The procedures for electing to convert your Preferred Class B Shares differ depending on whether you hold Preferred Class B Shares directly through CSD. You should follow the instructions for your particular circumstances set forth under “The Conversion Offer—Section 2— Procedures for Accepting the Conversion Offer and Converting Preferred Class B Shares.”

•	Withdrawal: If you elect to convert Preferred Class B Shares and subsequently wish to withdraw from the Conversion Offer, for your withdrawal to be effective, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to withdraw your Preferred Class B Shares from the Conversion Account, and your representative in Brazil, broker or custodian must withdraw your Preferred Class B Shares from the Conversion Account, subject to the rules and operating procedures of B3, no later than 5:00 p.m., New York City time (6:00 p.m., São Paulo time) on April 20, 2021.

For your convenience, please find additional detail on the Conversion Offer below in a question and answer format, including the purpose of the Conversion Offer, and additional detail on the procedures for electing to convert your Preferred Class B Shares.

Who is offering me the opportunity to convert my securities?	The Conversion Offer is being made by Companhia Paranaense de Energia – Copel, a sociedade anônima organized under the laws of the Federative Republic of Brazil. Copel is engaged in the generation, transmission, distribution and sale of electricity, mainly in the Brazilian State of Paraná, pursuant to concessions granted by ANEEL, the Brazilian regulatory agency for the electricity sector. While Copel’s activities are concentrated in the Brazilian State of Paraná, it also operates in ten different Brazilian states through its generation and transmission businesses.
See “The Conversion Offer—Section 13—Certain Information About Copel.”
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Why is Copel making this Conversion Offer?

Copel seeks to improve the liquidity of the trading market for its securities by establishing Units, each consisting of four Preferred Class B Shares and one Common Share. The steps to establish the Units, taken as a whole, are referred to as the “Unitization.” The Unitization includes the Conversion Offer, the Brazilian Conversion Offer and the Common Conversion Offer. In connection with the Unitization, the Preferred ADS Deposit Agreement and the Common ADS Deposit Agreement will each be amended to provide that, effective upon the completion of the Conversion Offers, there will be a single A&R Deposit Agreement, and each ADS will represent one Unit. Preferred ADSs and Common ADSs will become Unit ADSs through the amendment to the Depositary Agreements, with five Preferred ADSs or Common ADSs becoming one Unit ADS.

On March 11, 2021, Copel held a shareholders’ meeting, at which shareholders voted to approve amendments to its bylaws to facilitate the Unitization.

See “Special Factors—Section 1—Background and Purpose of the Conversion Offer and Plans for Copel After the Conversion Offer.”
What securities are you offering me the opportunity to convert in the Conversion Offer?	We are offering you the opportunity to convert any or all of your Preferred Class B Shares into Units. A holder of Preferred ADSs that wishes to hold Unit ADSs if the Conversion Offer is completed does not need to take any action in connection with the Conversion Offer.
If I hold Preferred ADSs, how can I participate in the Conversion Offer?	You cannot tender Preferred ADSs for conversion. If you hold Preferred ADSs and wish to hold Unit ADSs if the Conversion Offer is completed, you do not need to take any action in connection with the Conversion Offer. Unless you surrender your Preferred ADSs and withdraw the underlying Preferred Class B Shares, if the Unitization is completed, your Preferred ADSs will then represent Units.
If I hold Preferred Class B Shares directly that are registered through CSD, how do I participate in the Conversion Offer?	If you hold Preferred Class B Shares directly pursuant to Resolution No. 4,373 (including Preferred Class B Shares received upon the cancellation of your Preferred ADSs and withdrawal of Preferred Class B Shares underlying your Preferred ADSs from Copel’s Preferred ADS program), then your shares are registered through CSD and you should contact your representative in Brazil (for purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, if you wish to participate in the Conversion Offer.
If the Preferred Class B Shares you hold are registered through CSD, you may participate in the Conversion Offer by instructing your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to transfer the Preferred Class B Shares that you wish to convert to the Conversion Account, subject to the rules and operating procedures of B3, no later than April 20, 2021, unless the Conversion Offer is extended or earlier terminated. Your instructions to your representative, broker or custodian should indicate the number of Preferred Class B Shares that you wish to convert.
A beneficial owner of Preferred Class B Shares registered in the name of a broker or other securities intermediary must contact that entity if that beneficial owner desires to participate in the Conversion Offer. See “The Conversion Offer—Section 2— Procedures for Accepting the Conversion Offer and Converting Preferred Class B Shares.”
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Are there any conditions to the Conversion Offer?	Yes. The Conversion Offer is conditioned on the aggregate number of Units issuable as a result of the Conversion Offers (taken together) attaining 229,122,878. That represents approximately 60% of the total capital stock, excluding from the denominator all shares owned by the State, meaning that if the Minimum Participation Condition is met, the number of Common Shares and Preferred Shares held as Units (including Units represented by Unit ADSs) will be at least 60% of the total outstanding shares of Copel held by persons other than the State. This Minimum Participation Condition cannot be waived. Satisfaction of the Minimum Participation Condition will be determined as of the Expiration Date. If it is met, all Preferred Class B Shares that are tendered for conversion and not withdrawn prior to the Expiration Date will be converted into Units in accordance with the terms described herein. If it is not met, the Conversion Offer will not be completed.
As promptly as possible following the Expiration Date, we will determine whether all conditions to the Conversion Offer have been met and will publish a notice either (1) that all Preferred Class B Shares the holders of which have elected to convert their Preferred Class B Shares (and not withdrawn such election), including Preferred Class B Shares then represented by Preferred ADSs, have been accepted for conversion, or (2) that the condition to the Conversion Offer has not been met and all tendered Preferred Class B Shares will be returned to their respective holders. We expect to publish this notice promptly after the Expiration Date.
See “The Conversion Offer—Section 4—Condition to Conversion Offer and Effectiveness of Conversion.”
Is the Conversion Offer being made to all holders of Preferred Class B Shares?	Yes, the Conversion Offer is open to all holders of Preferred Class B Shares. A separate notice in Portuguese has been made available concurrently in Brazil for holders of Preferred Class B Shares.
Will the Units be listed on the NYSE?	If the Unitization is completed, the Unit ADSs will be listed on the NYSE.
If I decide not to convert my Preferred Class B Shares, how will consummation of the Conversion Offer affect my Preferred Class B Shares?	If you decide not to convert your Preferred Class B Shares in the Conversion Offer, you will continue to hold the Preferred Class B Shares. If you do not wish the Preferred Class B Shares underlying your Preferred ADSs to be converted into Units, you must surrender your Preferred ADSs to the ADS Depositary and arrange to receive delivery of the underlying Preferred Class B Shares in Brazil not later than April 19, 2021. The conversion will substantially reduce the number of Preferred Class B Shares that are publicly traded and may reduce the number of holders of Preferred Class B Shares. Such reductions in the numbers of publicly traded Preferred Class B Shares and in the numbers of holders thereof would likely adversely affect the liquidity, marketability and market value of the Preferred Class B Shares.
Will the Preferred ADSs be delisted from the NYSE?	If the Conversion Offers are consummated, Unit ADSs will trade on the NYSE. We expect that Unit ADSs will be our only equity securities trading on the NYSE following the completion of the Conversion Offer and that Preferred ADSs will no longer trade on the NYSE.
Will the SEC registration of the Preferred Class B Shares be terminated?	No, we do not currently plan to terminate the registration of the Preferred Class B Shares underlying the Units with the U.S. Securities and Exchange Commission (the “SEC”). If the Unitization is completed, we will also register the Common Shares underlying the Units with the SEC. Although we do not have any plan for terminating the registration of the Preferred Class B Shares or Common Shares underlying the Units with the SEC, we may propose further transactions for that purpose in the future.
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Will Copel be delisted or deregistered in Brazil following the completion of the Conversion Offer?	No. This Conversion Offer does not have the purpose of delisting us as a publicly traded company with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (the “CVM”) and we will continue to be a publicly traded company following completion of the Conversion Offer.
May I withdraw my election to convert my Preferred Class B Shares, and how do I do so?	Yes. For a withdrawal of Preferred Class B Shares to be effective, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to withdraw your Preferred Class B Shares from the Conversion Account, and your representative in Brazil, broker or custodian must withdraw your Preferred Class B Shares from the Conversion Account, subject to the rules and operating procedures of B3, no later than no later than 5:00 p.m., New York City time (6:00 p.m., São Paulo time) on April 20, 2021.
In accordance with Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, if the Preferred Class B Shares have not been accepted for conversion by May 19, 2021, holders of Preferred Class B Shares that have elected to convert Preferred Class B Shares, may withdraw such elections. If you withdraw your election to convert under those circumstances, your withdrawal is made in compliance with the procedures set forth in this Section 3. Copel does not expect to extend the Conversion Offer.
See “The Conversion Offer—Section 3—Withdrawal of Tenders.”
How will my rights as a shareholder of Copel change if I accept the Conversion Offer?	If your Preferred Class B Shares are converted into Units, you will hold voting securities of our company, entitled to vote at all meetings of our shareholders, including with respect to the election of members of the Board of Directors. However, the Units that you receive will not be entitled to the preferential allocation of a portion of our mandatory dividend that accrues to holders of Preferred Class B Shares. See “The Conversion Offer—Section 11— Material Differences between the Rights of Common Shares and Preferred Class B Shares.”
Does Copel have any recommendation concerning the Conversion Offer?	Neither we nor our Board of Directors or board of executive officers make any recommendation to you as to whether to convert your Preferred Class B Shares in the Conversion Offer. We are a Brazilian company and Brazilian law governs the duties and obligations of our Board of Directors and board of executive officers. Brazilian law does not impose any fiduciary or other duty or obligation on us or our Board of Directors or board of executive officers to make any recommendation to you as to whether to convert your Preferred Class B Shares in the Conversion Offer.
If I have elected to convert my Preferred Class B Shares, may I still trade my Preferred Class B Shares before the Expiration Date?	No, once you have elected to convert your Preferred Class B Shares, those Preferred Class B Shares may not be traded unless either (1) you withdraw them as described above, or (2) they are not accepted for conversion and are returned to you. If the Preferred Class B Shares are accepted for conversion, they may not be traded during the up to four business day period after the Expiration Date for the Units to be delivered in connection with the conversion of Preferred Class B Shares.
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Can the Conversion Offer be extended and under what circumstances?	Copel does not expect to extend the Conversion Offer. The Conversion Offer, as approved by the shareholders of Copel, does not contemplate any extension. An extension would require submission of a new proposal and additional approvals by Copel’s Board of Directors and shareholders. During any extension of the Conversion Offer, all Preferred Class B Shares and Preferred ADSs which have previously elected to convert and have not been withdrawn will remain subject to the terms of the Conversion Offer, including the right of a participating holder to withdraw its Preferred Class B Shares from the Conversion Offer. See “The Conversion Offer—Section 2—Procedures for Accepting the Conversion Offer and Converting Preferred Class B Shares.”
How will I be notified if the Conversion Offer is extended?	If the period of time during which the Conversion Offer is open is extended, delaying the conversion of the participating Preferred Class B Shares, we will make a public announcement of such extension no later than 10:00 a.m., São Paulo time (9:00 a.m. New York City time), on the next business day after the previously scheduled Expiration Date. Copel does not expect to extend the Conversion Offer.
When will the Units into which my Preferred Class B Shares are exchanged be delivered?	If we determine that all conditions to the conversion have been met, we will deliver the Units into which your Preferred Class B Shares have been converted as promptly as practicable following this confirmation.
It will take up to four business days after the Expiration Date for you to receive the Units to be delivered in connection with the conversion of your Preferred Class B Shares.
If I hold Preferred ADSs, when will Unit ADSs be delivered if the Unitization is completed?	If the Unitization is completed, Preferred ADSs will become Unit ADSs without any action on the part of the holder.
If I hold Preferred Class B Shares, will I have to pay any fees, commissions, stock transfer taxes or other taxes in connection with the conversion of my Preferred Class B Shares?	No.
Will I have to pay brokerage commissions if I elect to convert my Preferred Class B Shares?	Each holder of Preferred Class B Shares and Preferred ADSs should consult its broker or other securities intermediary to determine what fees or commissions apply.
What is the market value of the Preferred Class B Shares and Preferred ADSs as of a recent date?	On March 19, 2021, the last reported sale price of Preferred Class B Shares on B3 was R$6.999. On March 11, 2021, the last full trading day before we announced the proposal, the closing price of Preferred Class B Shares on B3 was R$6.136. Between March 11, 2021 and March 19, 2021, the closing price of the Preferred Class B Shares ranged between R$6.136 and R$6.999.
On March 19, 2021, the last reported sale price of Preferred ADSs on the NYSE was US$1.310. On March 11, 2021, the last full trading day before we announced the proposal, the closing price of Preferred ADSs on the NYSE was US$1.107. Between March 11, 2021 and March 19, 2021, the closing price of the Preferred ADSs ranged between US$1.107 and US$1.310.
You should obtain current market quotations for Preferred Class B Shares or Preferred ADSs, in deciding whether to convert your Preferred Class B Shares or your Preferred ADSs.
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What are the Brazilian tax consequences if I convert my Preferred Class B Shares?	There is no specific provision in Brazilian legislation, and we are not aware of any court decision as to the tax consequences of the conversion of shares. We believe that the conversion of the Preferred Class B Shares into Units should not be characterized as a sale or any other form of disposition of shares, so the conversion of the Preferred Class B Shares into Units should not trigger income tax consequences in Brazil to a holder not deemed to be domiciled in Brazil for tax purposes, or a Non-Brazilian Holder. Accordingly, to the extent that Copel or its agents are required to take any position on the Brazilian tax consequences of the conversion of shares to holders, Copel generally intends to take the position that no Brazilian withholding income tax is required. However, a Non-Brazilian Holder of Preferred Class B Shares that is not a 4,373 Holder may be subject to income tax due on the capital gains, at a progressive rate ranging from 15% to 22.5%, depending on the amount of the capital gains. In any case, Non-Brazilian Holders should consult their own tax advisors in order to confirm such treatment. See “Special Factors—Section 4—Material Tax Consequences— Material Brazilian Tax Consequences.”
What are the material U.S. federal income tax consequences if I convert my Preferred Class B Shares?	For U.S. federal income tax purposes, generally you will not recognize any gain or loss as a result of the conversion of your Preferred Class B Shares solely into Units. See “Special Factors—Section 4—Material Tax Consequences— Certain United States Federal Income Tax Consequences.”
What is the accounting treatment of the conversion?	The Conversion Offers will have no effect on our balance sheet, our income statement or our earnings per share.
What are the U.S. federal income tax consequences if my Preferred ADSs are converted to Unit ADSs?	The Conversion Offer will generally be treated for U.S. federal income tax purposes as a tax-free reorganization and/or as a tax-free exchange. See “Special Factors—Section 4—Material Tax Consequences.”
Who may I talk to if I have questions about the Conversion Offer?	You may contact Copel at ri@copel.com for information regarding the Offer to Convert or the Conversion Offer.
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To the holders of Preferred Class B Shares of Companhia Paranaense de Energia – Copel:

INTRODUCTION

Copel hereby offers holders of Preferred Class B Shares the opportunity to convert five Preferred Class B Shares, including Preferred Class B Shares represented by Preferred ADSs, into one Unit, upon the terms and subject to the conditions set forth in the Offer to Convert. If the Conversion Offer is completed, the Preferred Class B Shares underlying Preferred ADSs will be converted into Units, unless the holder has surrendered its Preferred ADSs and taken delivery of the underlying Preferred Class B Shares.

Subject to the terms described herein, unless Copel extends or terminates the Conversion Offer, in order to participate in the Conversion Offer, holders of Preferred Class B Shares must elect to convert their Preferred Class B Shares no later than the Expiration Date. A holder of Preferred ADSs cannot tender such Preferred ADSs for conversion. However, Copel and the ADS Depositary have agreed that, on the last day of the Conversion Offer period, the ADS Depositary will tender all Preferred Class B Shares then represented by Preferred ADSs into the Conversion Offer. If the Conversion Offer is completed, all outstanding Preferred ADSs will represent Units. Preferred ADSs and Common ADSs will become Unit ADSs through the amendment to the Depositary Agreements, with five Preferred ADSs or Common ADSs becoming one Unit ADS. Consequently, a holder of Preferred ADSs that wishes to hold Unit ADSs if the Conversion Offer is completed does not need to take any action in connection with the Conversion Offer. A holder of Preferred ADSs that does not wish the Preferred Class B Shares underlying its Preferred ADSs to be converted into Units, or that does not wish to hold Unit ADSs if the Conversion Offer is completed, must surrender its Preferred ADSs to the ADS Depositary and arrange to receive delivery of the underlying Preferred Class B Shares in Brazil not later than April 19, 2021. Such a holder will be required to pay the ADS Depositary’s cancellation fee of $0.05 per Preferred ADS surrendered and a cable fee of $17.50 and must arrange to open a securities account with a Brazilian broker, if it does not have one.

All Preferred Class B Shares that are tendered for conversion and not withdrawn prior to the Expiration Date, will be converted into Units, in accordance with the terms described herein and subject to the conditions described herein.

If you hold your Preferred Class B Shares directly and wish to convert any or all of your Preferred Class B Shares in the Conversion Offer, you must instruct your representative in Brazil, or your broker or custodian in the absence of such a representative, to transfer the Preferred Class B Shares that you wish to convert to a Conversion Account, subject to the rules and operating procedures of B3, on or prior to April 20, 2021. If you own your Preferred Class B Shares through a broker or other securities intermediary and your broker or other securities intermediary submits your election to convert Preferred Class B Shares on your behalf, your broker or other securities intermediary may charge a fee for doing so. You should consult your broker or other securities intermediary to determine whether any charges or commissions will apply. See “The Conversion Offer—Section 5—Fees and Expenses.”

The Conversion Offer is conditioned on the aggregate number of Units issuable as a result of the Conversion Offers (taken together) attaining 229,122,878. That represents approximately 60% of the total capital stock, excluding from the denominator all shares owned by the State, meaning that if the Minimum Participation Condition is met, the number of Common Shares and Preferred Shares held as Units (including Units represented by Unit ADSs) will be at least 60% of the total outstanding shares of Copel held by persons other than the State. This Minimum Participation Condition cannot be waived. Satisfaction of the Minimum Participation Condition will be determined as of the Expiration Date. If it is met, all Preferred Class B Shares that are tendered for conversion and not withdrawn prior to the Expiration Date will be converted into Units in accordance with the terms described herein. If it is not met, the Conversion Offer will not be completed.

This Conversion Offer does not have the purpose of delisting Copel as a publicly traded company with the CVM, and Copel will continue to be a public traded company with the CVM following completion of this Conversion Offer. If the Conversion Offers are consummated, Unit ADSs will trade on the NYSE. We expect that Unit ADSs will be our only equity securities trading on the NYSE following the completion of the Conversion Offer and that Preferred ADSs will no longer trade on the NYSE. Copel does not currently plan to terminate the registration of the Preferred Class B Shares underlying the Units with the SEC. If the Unitization is completed, Copel will also register the Common Shares underlying the Units with the SEC. Although Copel does not have any plan for terminating the registration of the Preferred Class B Shares or Common Shares underlying the Units with the SEC, Copel may propose further transactions for that purpose in the future.

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Holders of Preferred Class B Shares and Common Shares do not have appraisal rights in connection with the Conversion Offer.

This Offer to Convert contains forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our intent, beliefs or current expectations concerning our plans with respect to the Conversion Offer and our actions after its completion or termination, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, general economic, capital market and business conditions, competitive factors and general industry trends in the telecommunications industry, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy after the completion of the Conversion Offer.

Our forward-looking statements speak only as of the date they are made. You should not place undue reliance on forward-looking statements contained in this Offer to Convert.

This Offer to Convert contains important information that you should read before making any decision in connection with the Conversion Offer.

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SPECIAL FACTORS

Section 1. Background and Purpose of the Conversion Offer and Plans for Copel After the Conversion Offer

Copel seeks to improve the liquidity of the trading market for its securities by establishing Units, each consisting of four Preferred Class B Shares and one Common Share. The steps to establish the Units, taken as a whole, are referred to as the Unitization. The Unitization includes the Conversion Offer, the Brazilian Conversion Offer and the Common Conversion Offer. In connection with the Unitization, the Preferred ADS Deposit Agreement and the Common ADS Deposit Agreement will each be amended to provide that, effective upon the completion of the Conversion Offers, there will be a single A&R Deposit Agreement, and each ADS will represent one Unit. Preferred ADSs and Common ADSs will become Unit ADSs through the amendment to the Depositary Agreements, with five Preferred ADSs or Common ADSs becoming one Unit ADS.

The Unitization mechanism was selected because it achieves these objectives in a manner that is familiar in Brazilian corporate practice, for which there are a number of precedents and which is permitted under Brazilian corporate law and listing rules. Copel did not consider alternative means to accomplish the purposes of the Unitization as described above, and it is not aware of any alternative means to achieve the stated purposes that meets those criteria.

The effects of the Unitization on a holder of Preferred Shares that converts five Preferred Shares to one Unit, and on a holder of Preferred ADSs, are summarized below.

•	The Units and the Unit ADSs are expected to have a more liquid trading market than the Preferred Shares or the Preferred Shares ADSs, because of the higher volume outstanding in the form of Units and Unit ADSs.
•	Each Unit will include one Common Share with full voting rights. The Preferred Shares have no voting rights, except under the limited circumstances described under “The Conversion Offer—Section 10—Description of Capital Stock.”

•         Each Unit will include only four Preferred Shares, which benefit from the dividend preference of the Preferred Shares, as described under “The Conversion Offer—Section 10—Description of Capital Stock.” The Unit will also include one Common Share, which does not benefit from the dividend preference.

The effects of the Unitization on a holder of Common Shares that converts five Common Shares to one Unit, and on a holder of Common ADSs, are summarized below.

•         The Units and the Unit ADSs are expected to have a more liquid trading market than the Common Shares or the Common ADSs, because of the higher volume outstanding in the form of Units. Unlike the Common ADSs, the Unit ADSs will trade on the NYSE.

•         Each Unit will include only one Common Share with full voting rights. The Preferred Shares have no voting rights, except under the limited circumstances described under “The Conversion Offer—Section 10—Description of Capital Stock.”

•         Each Unit will include four Preferred Shares, which benefit from a dividend preference, as described under “The Conversion Offer—Section 10—Description of Capital Stock.” The Common Shares do not benefit from the dividend preference.

The effect of the Unitization on a holder of Preferred Shares or Common Shares that does not convert its shares to Units will be limited to the possible adverse effect on the liquidity of the Preferred Shares resulting from the Conversion Offers. This effect will be mitigated by the continuing availability of one Unit in exchange for four Preferred Shares and one Common Share.

Copel does not expect that the Conversion Offers will have any tax impact on shareholders. We believe that the conversion of the Preferred Class B Shares into Units should not be characterized as a sale or any other form of

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disposition of shares, so the conversion of the Preferred Class B Shares into Units should not trigger income tax consequences in Brazil to a holder not deemed to be domiciled in Brazil for tax purposes, or a Non-Brazilian Holder. However, a Non-Brazilian Holder of Preferred Class B Shares that is not a 4,373 Holder may be subject to income tax due on the capital gains, at a progressive rate ranging from 15% to 22.5%, depending on the amount of capital gains. In any case, Non-Brazilian Holders should consult their own tax advisors in order to confirm such treatment. For U.S. federal income tax purposes, generally a holder will not recognize any gain or loss as a result of the conversion of its Preferred Class B Shares solely into Units. See “Special Factors—Section 4—Material Tax Consequences.”

The only affiliated shareholder of Copel is the State. The impact of the Unitization on the State are the same as on an unaffiliated shareholder.

On December 8, 2020, the Brazilian Development Bank – BNDES, holder of approximately (i) 26.4% of the Common Shares, and (ii) 21.3% of the Preferred Class B Shares, announced the selection of investment bank Banco BTG Pactual SA to coordinate a secondary offering of its holdings in Copel’s share capital (the “BNDES Secondary Offering”). There is no contractual or regulatory condition linking the BNDES Secondary Offering to this Offer to Convert.

On March 11, 2021, acting at an Extraordinary Shareholders’ Meeting, the shareholders of Copel approved the Unitization and amendments to Copel’s bylaws to facilitate the Unitization, including the opening of the period for the Conversion Offer and the terms and conditions of the Conversion Offer.

Our bylaws were amended at the shareholders meeting on March 11, 2021 to provide for certain changes in our corporate governance necessary to permit our shares or the Units to be listed in the B3 listing segment known as Level 2. These amendments had previously been approved by the Board of Directors at their meeting on January 20, 2021. The effectiveness of these amendments is conditional on the completion of a public offering by the State of shares or Units owned by it. When they take effect, these amendments will, among other things, (1) provide for a mandatory tender offer to all shareholders upon specified events, including a change of control, removal from the Level 2 listing segment, or termination of registration as a public company under Brazilian law, and (2) provide voting rights for the holders of Preferred Class B Shares on matters involving the transformation, merger or spin-off of Copel.

On March 17, 2021, the Board of Directors approved the Unitization, including the opening of the period for the Conversion Offer and the terms and conditions of the Conversion Offer.

Plans for Copel Immediately After the Conversion Offer

Following the completion of this Conversion Offer, we will maintain the listing of our Common Shares in Brazil, and we will continue to be obligated to make filings with the CVM and to comply with the CVM’s rules applicable to reporting companies. We also anticipate that we will maintain the listing of our Preferred Class B Shares in Brazil. If the Conversion Offers are consummated, Unit ADSs will trade on the NYSE. We expect that Unit ADSs will be our only equity securities trading on the NYSE following the completion of the Conversion Offer and that Preferred ADSs will no longer trade on the NYSE.

The State has agreed with Copel that, following the completion of the Conversion Offers, the State will convert additional Common Shares to Units. The number of Common Shares to be converted will exceed an amount that reduces the State’s ownership to 51% of the Common Shares outstanding. The number of Common Shares converted by the State will be disclosed by means of a notice (fato relevante) in Brazil that will be furnished to the SEC on Form 6-K.

Following the completion of this Conversion Offer, we will maintain the listing of our Common Shares in Brazil, and we will continue to be obligated to make filings with the CVM and to comply with the CVM’s rules applicable to reporting companies. We also anticipate that we will maintain the listing of our Preferred Class B Shares in Brazil. If the Unitization is completed, the Preferred ADSs will become Unit ADSs and will continue to be listed on the NYSE. The Unit ADSs are expected to be the only equity securities trading on the NYSE following the completion of the Conversion Offer.

Copel does not currently have a plan to terminate the registration of the Preferred Class B Shares underlying the Units with the SEC. If the Unitization is completed, Copel will also register the Common Shares underlying the Units

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with the SEC. Although we do not have any plan for terminating the registration of the Preferred Class B Shares or Common Shares underlying the Units with the SEC, we may propose further transactions for that purpose in the future.

Section 2. Fairness of the Conversion Offer

We believe the Conversion Offer is fair and equitable and in the best interests of Copel and all holders of Preferred Class B Shares and Preferred ADSs, including unaffiliated holders. We took into account a number of factors, including the following, in reaching our belief that the Conversion Offer is fair and in the best interest of Copel and of all holders of Preferred Class B Shares and Preferred ADSs, including unaffiliated holders.

(i)

We believe that for holders of Units and Unit ADSs after the Conversion Offer, the greater concentration of the public float in the Units and Unit ADSs taken together will enhance the liquidity in the trading market for the Units, compared to the trading market for the Preferred Shares or the Common Shares, which could benefit holders. We believe this concentration will be in the best interest of holders, particularly unaffiliated holders.

(ii)

We considered the current market prices and the historical market prices of our Preferred Shares, Preferred ADSs, Common Shares and Common ADSs. In the past, the trading price of the Common Shares and the Preferred Shares has diverged, with the Common Shares often trading at a small discount to the Preferred Shares, which we attribute primarily to greater liquidity in the Preferred Shares. We expect that the trading price of a Unit will generally correspond to the trading price of four Preferred Shares and one Common Share, because a holder of a Unit can withdraw the underlying shares and a holder of four Preferred Shares and one Common Share can create a Unit, except that there may be a small premium for the Units because of their greater liquidity. We considered the potential impact on price, including the fact that the Preferred Shares historically traded at a premium to the Common Shares and the expectation that Units would be more liquid, as part of our determination of the fairness of the Conversion Offer.

(iii)

We considered our financial condition, including net book value, going concern value and liquidation value. The Conversion Offers will not affect our financial condition in general or any of these metrics in particular, so we believe that our financial condition is not relevant to the analysis of whether the Conversion Offer is fair and equitable and in the best interests of Copel and all holders of Preferred Class B Shares and Preferred ADSs.

(iv)

We considered our results of operations, including our earnings per share for the year ended December 31, 2019 and the nine-month period ended September 30, 2020. The Conversion Offers will not affect our results of operations or our ability to pay dividends, so we believe that our results of operations are not relevant to the analysis of whether the Conversion Offer is fair and equitable and in the best interests of Copel and all holders of Preferred Class B Shares and Preferred ADSs.

(v)

We considered the fact that we have not obtained any report, opinion (other than advice of counsel) or appraisal in connection with the Conversion Offer, and that no such report, opinion or appraisal is required under Brazilian law or considered necessary by our Board of Directors or shareholders.

(vi)

We considered the fact that we have not received, and we are not aware of, any firm offers by any person during the past two years for the merger or consolidation of Copel with or into another company (or the merger or consolidation of any other company with or into Copel), the sale or other transfer of all or any substantial part of Copel, or a purchase of Copel securities that would enable the purchaser to exercise control. In view of the State’s controlling interest and the legal requirements that the State retain control, it is unlikely that any such offers have been made without our knowledge. Since we are not aware of any such offers from third parties, we believe this factor is not relevant to our determination whether the Conversion Offer is fair and equitable and in the best interests of Copel and all holders of Preferred Class B Shares and Preferred ADSs.

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(vii)

We considered the fact that we have not repurchased any of our equity securities in the past two years. We believe this factor is not relevant to our determination whether the Conversion Offer is fair and equitable and in the best interests of Copel and all holders of Preferred Class B Shares and Preferred ADSs.

(viii)

We considered the fact that the Conversion Offer will not result in a change in the number of shares owned by any shareholder or a material change in the rights of any shareholder. The consideration is an equal number of shares. For every five Preferred Class B Shares, the formation of a Unit by replacing one Preferred Class B Share by a Common Share will result in a slight improvement in voting rights and a slight reduction in minimum dividend entitlement, and we believe that those changes are consistent with our conclusion that the transaction is fair to shareholders.

(ix)	We considered the Minimum Participation Condition, which ensures that the Units (and the Unit ADSs) will be the principal publicly traded class of our equity securities following the Conversion Offer. We expect the trading market for the Units to be broader and deeper than for Preferred Class B Shares today, when the trading market for our equity securities is adversely affected by having two classes trading with limited liquidity and trading volume in each class.

We have not sought to quantify or to assign relative weights to the specific factors considered in reaching our belief that the offer is fair and equitable and in the best interests of Copel and all Preferred Class B Shares and Preferred ADSs, and we believe it would be impractical to do so.

The Conversion Offer does not require the approval of at least a majority of unaffiliated security holders.

Our Board of Directors has unanimously approved the Conversion Offer. No unaffiliated representative has been retained (whether by a majority of directors who are not employees of Copel, or otherwise) to act solely on behalf of unaffiliated security holders for purposes of negotiating the Conversion Offer and/or preparing a reporting concerning the fairness of the Conversion Offer.

No alternative offer has been considered, received or rejected by Copel.

Section 3. Reports, Opinions, Appraisals and Negotiations

Copel has not received any report, opinion (other than opinions of counsel) or appraisal from an outside party that is materially related to the Conversion Offer. Therefore, we are not furnishing a summary of any negotiation, report, opinion or appraisal, or making any report, opinion or appraisal available for inspection and copying.

Section 4. Material Tax Consequences

Certain United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences that are likely to be relevant to U.S. holders (as defined below) from the exchange of Preferred Class B Shares and Preferred ADSs for Units and Unit ADSs, as applicable, pursuant to the Conversion Offer. Investors should consult the discussion under “Additional information—Taxation—U.S. federal income tax considerations” in our Annual Report on Form 20-F for the year ended December 31, 2019, for a discussion of the tax treatment of acquiring, owning, and disposing of our Preferred Class B Shares, Common Shares and ADSs. This summary applies to U.S. holders who hold their Preferred Class B Shares and Preferred ADSs as capital assets and does not apply to special classes of holders, such as:

•	financial institutions,
•	regulated investment companies,
•	insurance companies,
•	brokers or dealers in securities or foreign currencies,
•	tax-exempt organizations,
•	securities traders who elect to account for their investment in Preferred Class B Shares or Preferred ADSs on a mark-to-market basis,
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•	persons holding Preferred Class B Shares, Common Shares or ADSs as part of a hedge, straddle, conversion or other integrated financial transaction for tax purposes,
•	U.S. expatriates,
•	holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar,
•	partnerships or other holders treated as “pass-through entities” for U.S. federal income tax purposes, or the partners therein, or
•	holders of 10% or more of our shares by vote or value (taking into account shares held directly indirectly, including through depositary arrangements and Units).

This discussion is based on the Internal Revenue Code of 1986 (the “Code”), as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as in effect on the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences discussed herein or that a court will not sustain such a challenge in the event of litigation. This summary does not address the Medicare tax on net investment income, the alternative minimum tax, the U.S. federal estate and gift taxes or any aspect of state, local or non-U.S. tax law.

If you are considering converting your Preferred Class B Shares or your Preferred ADSs for Units or Unit ADSs pursuant to the Conversion Offer, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of Preferred Class B Shares or Preferred ADSs that is, for U.S. federal income tax purposes:

•	a citizen or resident alien individual of the United States,
•	a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or
•	otherwise subject to U.S. federal income taxation on a net income basis with respect to the Preferred Class B Shares or Preferred ADSs.

We believe, and this disclosure assumes, that the Preferred Class B Shares will be treated for relevant U.S. federal income tax purposes as a series of common stock of the Company. As such, the conversion of Preferred Class B Shares or Preferred ADSs into Units or Unit ADSs, as appropriate, is expected to be treated for U.S. federal income tax purposes as a tax-free reorganization and/or as a tax-free exchange of common stock solely for common stock in the same corporation. Accordingly:

•	you will not recognize gain or loss when you convert your Preferred Class B Shares or your Preferred ADSs into Units or Unit ADSs,
•	your tax basis in the Units or Unit ADSs that you receive in the conversion will equal your tax basis in the Preferred Class B Shares or Preferred ADSs, as applicable, that you surrender, and
•	your holding period for the Units and Unit ADSs that you receive in the conversion will include your holding period for the shares of Preferred Class B Shares or Preferred ADSs, as applicable, that you surrender in the conversion.

If you acquired different blocks of Preferred Class B Shares or Preferred ADSs at different times and at different prices, your basis and holding period in your Units or Unit ADSs, as applicable, may be determined with reference to each block of Preferred Class B Shares or Preferred ADSs.

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If you are a significant holder that owns at least 1% of our total outstanding stock or that holds our stock with a basis of $1 million or more, you should consult your own tax advisors regarding the possible need to file an information statement with your annual tax return for the year and to comply with certain recordkeeping requirements relating to the Conversion Offer.

Material Brazilian Tax Consequences

The following discussion contains a description of the material Brazilian tax consequences, subject to the limitations set forth herein, of the conversion of Preferred Class B Shares or Preferred ADSs into Units in the Conversion Offer, by a holder not deemed to be domiciled in Brazil for tax purposes (a “Non-Brazilian Holder”). This discussion is based on the tax laws of Brazil and regulations thereunder in effect on the date hereof, which are subject to change. This discussion does not specifically address all of the Brazilian tax considerations that may be applicable to any particular Non-Brazilian Holder. Therefore, each Non-Brazilian Holder should consult its own tax advisor about the Brazilian tax consequences of the exchange of its Preferred Class B Shares or Preferred ADSs or the Conversion of its Units.

The sale or any other form of disposition of the Units or Preferred Class B Shares, which are assets located in Brazil, may give rise to withholding income tax upon any possible capital gain derived by Non-Brazilian Holders. According to article 26 of Law No. 10,833, enacted on December 29, 2003, capital gains realized by a foreign investor on the sale or any other form of disposition of assets located in Brazil are subject to withholding income tax in Brazil, whether the sale is to a non-Brazilian resident or to a Brazilian resident. However, the conversion of the Preferred Class B Shares into Units should not be characterized as a sale or any other form of disposition of Preferred Class B Shares.

To the extent that Copel or its agents are required to take any position on the Brazilian tax consequences of the conversion of shares to holders, Copel intends to take the position that no Brazilian withholding income tax is required. There is no specific provision in the Brazilian legislation, and we are not aware of any court decision, as to the tax consequences of the conversion of shares. We believe that the conversion of the Preferred Class B Shares into Units should not be characterized as a sale or any other form of disposition of shares, so the conversion of the Preferred Class B Shares into Common Shares should not trigger income tax consequences in Brazil to Non-Brazilian Holders. However, a Non Brazilian Holder of Preferred Class B Shares that is not a 4,373 Holder may be subject to income tax due on the capital gains, at a progressive rate ranging from 15% to 22.5%, depending on the amount of the capital gains. In any case, Non-Brazilian Holders should consult their own tax advisors in order to confirm such treatment.

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THE CONVERSION OFFER

Section 1. Terms of the Conversion Offer and Expiration Times and Date

General

Copel hereby offers the holders of Preferred Class B Shares, including Preferred Class B Shares represented by Preferred ADSs, the opportunity to convert five Preferred Class B Shares into one Unit, upon the terms and subject to the conditions set forth in the Offer to Convert. A holder of Preferred ADSs cannot tender such Preferred ADSs for conversion. However, if the Conversion Offer is completed, the Preferred Class B Shares underlying Preferred ADSs will be converted into Units, unless the holder has surrendered its Preferred ADSs and taken delivery of the underlying Preferred Class B Shares.

Subject to the terms described herein, unless Copel extends or terminates the Conversion Offer, in order to participate in the Conversion Offer, the holders of Preferred Class B Shares must elect to convert their Preferred Class B Shares no later than April 20, 2021, as such date may be extended by us.

Subject to the terms described herein, a holder of Preferred ADSs that wishes to hold Unit ADSs if the Conversion Offer is completed does not need to take any action in connection with the Conversion Offer. A holder of Preferred ADSs that does not wish the Preferred Class B Shares underlying its Preferred ADSs to be converted into Units, or that does not wish to hold Unit ADSs if the Conversion Offer is completed, must surrender its Preferred ADSs to the ADS Depositary and arrange to receive delivery of the underlying Preferred Class B Shares in Brazil not later than April 19, 2021. Such a holder will be required to pay the ADS Depositary’s cancellation fee of $0.05 per Preferred ADS surrendered and a cable fee of $17.50 and must arrange to open a securities account with a Brazilian broker, if it does not have one.

Extension, Amendment and Termination

The Conversion Offer, as approved by the shareholders and Board of Directors of Copel, does not provide for any extension, amendment or termination. An extension, amendment or termination would require submission of a new proposal and additional approvals by Copel’s Board of Directors and shareholders. To the extent so provided for, and permitted by applicable Brazilian and U.S. securities laws, the SEC, and the terms of the Conversion Offer, we reserve the right, at any time and from time to time, in our sole discretion: (1) to extend the period of time during which the Conversion Offer is open and thereby delay the acceptance for conversion into Units; (2) to amend the Conversion Offer in any respect; and (3) to terminate the Conversion Offer without acceptance of any Preferred Class B Shares and Preferred ADSs. In order to comply with the requirements of the Exchange Act and the rules thereunder, any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire. Copel does not expect to extend the Conversion Offer.

If there is a material change in the terms of the Conversion Offer or the information concerning the Conversion Offer, we will extend the Conversion Offer to the extent required by Rules 13e-3, 13e-4 and 14e-1 under the Exchange Act. If the consideration being offered in the Conversion Offer increases, the increase in the consideration being offered will be applicable to all holders of Preferred Class B Shares that are accepted for conversion pursuant to the Conversion Offer. Furthermore, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of the Preferred Class B Shares, the Conversion Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Conversion Offer will be extended at least until that tenth business day. We do not expect any increase in the amount of consideration currently offered in the Conversion Offer.

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Dissemination

This Offer to Convert and other relevant materials, if any, will be distributed on our behalf to (i) the U.S. resident record holders of Preferred Class B Shares whose names appear on the shareholder lists maintained by CSD as the clearing agency for the Preferred Shares; (ii) the registered holders of Preferred ADSs whose names appear on the register maintained by the ADS Depositary, (iii) participants in The Depository Trust Company (“DTC”) having Preferred ADSs credited to their participant accounts, for distribution by them to beneficial owners of the Preferred ADSs and (iv) any registered or beneficial holder of Preferred Class B Shares resident in the U.S., or any registered or beneficial holder of Preferred ADSs, that requests a copy of the Conversion Offer materials.

Definitions

For purposes of this Offer to Convert, a “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 2. Procedures for Accepting the Conversion Offer and Converting Preferred Class B Shares

Holders of Preferred Class B Shares

Any Preferred Shareholder that wishes to elect to convert its Preferred Class B Shares into Units in the Conversion Offer must tender a number of Preferred Class B Shares that is an integral multiple of five through the CSD no later than the dated indicated below. No fractional Units will be issued in the Conversion Offer if a Preferred Shareholder tenders a number of Preferred Class B Shares that is not an integral multiple of five. If you hold Preferred Class B Shares directly pursuant to Annex I of Resolution No. 4,373 (including Preferred Class B Shares received upon the cancellation of your Preferred ADSs and the withdrawal of Preferred Class B Shares underlying your Preferred ADSs from Copel’s Preferred ADS program), then your shares are registered through the CSD and you should contact your representative in Brazil (for purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, if you wish to elect to convert your Preferred Class B Shares into Units in the Conversion Offer.

If the Preferred Class B Shares you hold are registered through CSD, you may elect to convert your Preferred Class B Shares into Units in the Conversion Offer by instructing your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to transfer the Preferred Class B Shares that you wish to convert to the Conversion Account, subject to the rules and operating procedures of B3, no later than April 20, 2021 unless the Conversion Offer is extended or earlier terminated. Your instructions to your representative, broker or custodian should indicate the number of Preferred Class B Shares that you wish to convert.

The brokers and other securities intermediaries that are permitted to place orders through B3 will set their own cutoff dates and times to receive instructions to tender in the Conversion Offer. You should contact broker or the securities intermediary through which you hold Preferred Class B Shares to determine the cutoff date and time that applies to you.

No Guaranteed Delivery

A holder of Preferred Class B Shares that wishes to accept the Conversion Offer must ensure that all required steps are completed prior to the Expiration Date. There are no guaranteed delivery procedures in the Conversion Offer.

Holders of Preferred ADSs

A holder of Preferred ADSs cannot tender such Preferred ADSs for conversion. A holder of Preferred ADSs that wishes to hold Unit ADSs if the Conversion Offer is completed does not need to take any action in connection with the Conversion Offer. The Preferred ADS Deposit Agreement and the Common ADS Deposit Agreement will each be amended to provide, effective upon the completion of the Conversion Offers, for a single A&R Deposit Agreement. All outstanding Preferred ADSs will then represent Units. Preferred ADSs and Common ADSs will become Unit ADSs through the amendment to the Depositary Agreements, with five Preferred ADSs or Common ADSs becoming

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one Unit ADS. If the number of Preferred Class B Shares and/or Common Shares represented by Preferred ADSs and/or Common ADSs is not an integral multiple of five, the ADS Depositary will sell the excess Preferred Class B Shares and/or Common Shares necessary to reduce such Preferred Class B Shares and/or Common Shares to an integral multiple of five and distribute the cash proceeds resulting from that sale to each applicable holder of Preferred Class B Shares and/or Common Shares.

A holder of Preferred ADSs that does not wish the Preferred Class B Shares underlying its Preferred ADSs to be converted into Units, or that does not wish to hold Unit ADSs if the Conversion Offer is completed, must surrender its Preferred ADSs to the ADS Depositary and arrange to receive delivery of the underlying Preferred Class B Shares in Brazil not later than April 19, 2021. Such a holder will be required to pay the ADS Depositary’s cancellation fee of $0.05 per Preferred ADS surrendered and a cable fee of $17.50 and must arrange to open a securities account with a Brazilian broker, if it does not have one.

General

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of an election to convert Preferred Class B Shares, including those held in the form of American Depositary Shares, will be determined by us, in our sole discretion, which determination shall be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any and all elections to convert determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the election to convert of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No election to convert Preferred Class B Shares, including those held in the form of American Depositary Shares, will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns or other person will be under any duty to give notification of any defects or irregularities in elections to convert or incur any liability for failure to give any such notification. Our interpretation of the terms of the Conversion Offer will be final and binding, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.

An election to convert Preferred Class B Shares pursuant to any of the procedures described above will constitute the tendering securityholder’s acceptance of the terms of the Conversion Offer, as well as the tendering securityholder’s representation and warranty to us that such securityholder has the full power and authority to convert, sell, assign and transfer the Preferred Class B Shares for which such election is made (and any and all other Preferred Class B Shares, or other securities issued or issuable in respect of such Preferred Class B Shares) and when the Preferred Class B Shares are accepted for conversion by us, we will acquire good and unencumbered title to the Preferred Class B Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Following the conversion, the Preferred Class B Shares that are converted into Units will be cancelled.

Section 3. Withdrawal of Tenders

General

Preferred Class B Shares tendered pursuant to the Conversion Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, elections to convert made pursuant to the Conversion Offer are irrevocable, except as otherwise provided in this Section 3.

If you elect to convert your Preferred Class B Shares and subsequently wish to withdraw, including in the event that we extend the Conversion Offer, or are unable to accept an election to convert Preferred Class B Shares for any reason, your withdrawal will not be effective, unless your withdrawal is made in compliance with the procedures set forth in this Section 3.

In accordance with Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, if the Preferred Class B Shares have not been accepted for conversion by May 19, 2021, holders of Preferred Class B Shares that have elected to convert Preferred Class B Shares, may withdraw such elections. If you withdraw your election to convert under those circumstances, your withdrawal is made in compliance with the procedures set forth in this Section 3. Copel does not expect to extend the Conversion Offer.

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Withdrawals of elections to convert may not be rescinded. Any Preferred Class B Shares for which an election to convert has been properly withdrawn will thereafter be deemed not to have been subject to a valid election for purposes of the Conversion Offer. However, holders who have withdrawn an election to convert Preferred Class B Shares may deliver a new election to convert at any time prior to the Expiration Date by following one of the procedures described in “—Section 2— Procedures for Accepting the Conversion Offer and Converting Preferred Class B Shares ADSs.”

All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any and all withdrawal notices determined by us not to be in proper form. Neither Copel nor any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Holders of Preferred Class B Shares

If you elect to convert your Preferred Class B Shares and subsequently wish to withdraw your election, you must instruct your representative in Brazil (for the purposes of Resolution No. 4,373), or your broker or custodian in the absence of such a representative, to withdraw your Preferred Class B Shares from the Conversion Account, and your representative in Brazil, broker or custodian must withdraw your Preferred Class B Shares from the Conversion Account, subject to the rules and operating procedures of B3 no later than 5:00 p.m., New York City time (6:00 p.m., São Paulo time) on April 20, 2021.

Holders of Preferred ADSs

A holder of Preferred ADSs that wishes to hold Unit ADSs if the Conversion Offer is completed does not need to take any action in connection with the Conversion Offer. A holder of Preferred ADSs that does not wish the Preferred Class B Shares underlying its Preferred ADSs to be converted into Units, or that does not wish to hold Unit ADSs if the Conversion Offer is completed, must surrender its Preferred ADSs to the ADS Depositary and arrange to receive delivery of the underlying Preferred Class B Shares in Brazil not later than 5:00 p.m., New York City time (6:00 p.m., São Paulo time) on April 19, 2021.

Section 4. Condition to Conversion Offer and Effectiveness of Conversion

The Conversion Offer is conditioned on the aggregate number of Units issuable as a result of the Conversion Offers (taken together) attaining 229,122,878. That represents approximately 60% of the total capital stock, excluding from the denominator all shares owned by the State, meaning that if the Minimum Participation Condition is met, the number of Common Shares and Preferred Shares held as Units (including Units represented by Unit ADSs) will be at least 60% of the total outstanding shares of Copel held by persons other than the State. This Minimum Participation Condition cannot be waived. Satisfaction of the Minimum Participation Condition will be determined as of the Expiration Date. If it is met, all Preferred Class B Shares that are tendered for conversion and not withdrawn prior to the Expiration Date will be converted into Units in accordance with the terms described herein. If it is not met, the Conversion Offer will not be completed.

The State has agreed with Copel that, following the completion of the Conversion Offers, the State will convert additional Common Shares to Units. The number of Common Shares to be converted will not exceed an amount that reduces the State’s ownership to 51% of the Common Shares outstanding. The number of Common Shares converted by the State will be disclosed by means of a notice (fato relevante) in Brazil that will be furnished to the SEC on Form 6-K.

As promptly as possible following the Expiration Date, we will determine whether the Minimum Participation Condition has been met and will publish a notice either (1) that all Preferred Class B Shares the holders of which have elected to convert their Preferred Class B Shares (and not withdrawn such election), including Preferred Class B Shares then represented by Preferred ADSs, have been accepted for conversion, or (2) that the condition to the Conversion Offer has not been met and all tendered Preferred Class B Shares will be returned to their respective holders. We expect to publish this notice promptly after the Expiration Date.

Section 5. Fees and Expenses

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We will issue Units upon conversion of Preferred Class B Shares accepted for conversion in the Conversion Offer in reliance on Section 3(a)(9) of the U.S. Securities Act of 1933, as amended, or the Securities Act, which exempts the offering of the Units to be issued in the Conversion Offer from the registration requirements of the Securities Act, provided that no commission or other remuneration is paid or given directly or indirectly for soliciting the conversion of these securities. Consequently, we will not pay any fees or commissions to any broker, dealer or other person for soliciting conversions of Preferred Class B Shares pursuant to the Conversion Offer.

Holders of Preferred ADSs that wish to participate in the Conversion Offer and to continue to hold American Depositary Shares that will represent Unit Certificates do not need to take any action in connection with the amendments to the Deposit Agreements. Holders of Preferred ADSs that elect to surrender their Preferred ADSs and receive delivery of the Preferred Class B Shares in Brazil will have to pay the Preferred ADS Depositary’s cancellation fee of $0.05 per Preferred ADS surrendered and a cable fee of $17.50 and they must arrange to open a securities account with a Brazilian broker, if they do not have one.

Each holder of Preferred Class B Shares should consult its broker or other securities intermediary to determine what fees or commissions may apply.

The estimated costs and fees to be paid by us in connection with the Conversion Offer are as follows:

Advisory fees[1]	U.S.$97,382.25
Filing fees	75,677.77
ADS Depositary fees	11,428.00
Initial process costs	17,813.16
Translation costs	217.17
Brazilian conversion and filing fees	922.94
Total	U.S.$203,441.29

Section 6. Issuance of Units

If we determine that all conditions to the conversion have been met, we will publish a notice either (1) that all Preferred Class B Shares the holders of which have elected to convert their Preferred Class B Shares (and not withdrawn such election), including Preferred Class B Shares then represented by Preferred ADSs, have been accepted for conversion, or (2) that the condition to the Conversion Offer has not been met and all tendered Preferred Class B Shares will be returned to their respective holders. We expect to publish this notice promptly after the Expiration Date.

Holders of Preferred Class B Shares

If you elect to convert your Preferred Class B Shares and we accept your Preferred Class B Shares for conversion, we will deliver the Units into which your Preferred Class B Shares have been converted as promptly as practicable following the determination by our Board of Directors that the condition to the conversion has been met.

Because the Preferred Class B Shares are book-entry shares, the conversion will be evidenced by a notation made in the share registry of Copel, and no further action will be required to be taken by Copel or any shareholder to give effect to the conversion.

It will take up to four business days after the Expiration Date for you to receive the Units to be delivered in connection with the conversion of your Preferred Class B Shares.

Holders of Preferred ADSs

A holder of Preferred ADSs cannot tender its Preferred ADSs for conversion. If you hold Preferred ADSs and

1Includes fees and expenses related to the Unitization, which have not been specifically allocated to the Conversion Offer.

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wish to hold Unit ADSs if the Conversion Offer is completed, you do not need to take any action in connection with the Conversion Offer. Unless you surrender your Preferred ADSs and withdraw the underlying Preferred Class B Shares, if the Unitization is completed, your Preferred ADSs will then represent Units.

Section 7. Exchange Controls and Central Bank Registration

There are no restrictions on ownership or voting of our capital stock by individuals or legal entities domiciled outside Brazil. However, the right to convert dividend payments, payments of interest on shareholders’ equity and proceeds from the sale of our share capital into foreign currency and to remit such amounts outside Brazil is subject to exchange control restrictions under foreign investment legislation and foreign exchange regulations, which generally require, among other things, the registration of the relevant investment with the Central Bank of Brazil (Banco Central do Brasil) (the “Brazilian Central Bank”) and/or the CVM, as the case may be.

Investments in the Common Shares or Preferred Class B Shares by (1) a holder not deemed to be domiciled in Brazil for Brazilian tax purposes, (2) a non-Brazilian holder who is registered with the CVM under Annex I of Resolution No. 4,373, or (3) the Depositary, are eligible for registration with the Brazilian Central Bank. This registration (the amount so registered is referred to as registered capital) allows the remittance outside Brazil of foreign currency, converted at the market rate, acquired with the proceeds of distributions on, and amounts realized through, dispositions of the Common Shares or Preferred Class B Shares.

The registered capital per newly issued Common Share or Preferred Class B Share purchased in the form of an American Depositary Share, or purchased in Brazil under Annex I of Resolution No. 4,373 and deposited with the depositary in exchange for an ADS, will be equal to its purchase price and to the market value of the corresponding shares on the date of the deposit, respectively.

The registered capital under Annex I of Resolution No. 4,373 per Common Share or Preferred Class B Share withdrawn upon cancellation of a corresponding ADS will be the U.S. dollar equivalent of the market value of the Common Share or Preferred Class B Share, as the case may be, on B3 on the day of withdrawal. Such cancellation is also subject to the execution of simultaneous foreign exchange agreements without the actual inflow and outflow of funds to and from Brazil, or the Symbolic FX Agreements. The U.S. dollar equivalent will be determined upon the execution of the Symbolic FX Agreement.

Foreign Direct Investment and Portfolio Investment

Investors (individuals, legal entities, mutual funds and other collective investment entities) domiciled, residing or headquartered outside Brazil may register their investments in our shares as foreign portfolio investments under Annex I of Resolution No. 4,373 (described below) or as foreign direct investments under Law No. 4,131. Registration under Annex I of Resolution No. 4,373 or Law No. 4,131 generally enables the conversion of dividends, other distributions and sales proceeds received in connection with registered investments into foreign currency and the remission of such amounts outside Brazil. Registration under Annex I of Resolution No. 4,373 affords favorable tax treatment to non-Brazilian portfolio investors who are not resident in a favorable tax jurisdiction, which is defined by Brazilian tax legislation as any country or location that: (1) does not tax income, or taxes income at a rate lower than 20% (or 17% in the case of countries or regimes abiding by the international policy for tax transparency); or (2) does not disclose or imposes restrictions on the disclosure of certain information concerning the shareholding composition of a legal entity, its ownership or the effective beneficiary of income attributable to the foreigners.

Annex I of Resolution No. 4,373

All investments made by a non-Brazilian investor under Annex I of Resolution No. 4,373 are subject to an electronic registration with the Brazilian Central Bank. This registration permits the conversion of dividend payments, payments of interest on shareholders’ equity and proceeds from the sale of our share capital into foreign currency and the remission of such amounts outside Brazil.

Under Annex I of Resolution No. 4,373, non-Brazilian investors registered with the CVM may invest in almost all financial assets and engage in almost all transactions available to Brazilian investors in the Brazilian financial and capital markets without obtaining a separate Brazilian Central Bank registration for each transaction, provided that certain requirements are fulfilled. Under Annex I of Resolution No. 4,373, the definition of a non-Brazilian investor

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includes individuals, legal entities, mutual funds and other collective investment entities domiciled or headquartered outside Brazil.

Pursuant to Annex I of Resolution No. 4,373, non-Brazilian investors must:

1.	appoint at least one representative in Brazil with powers to take action relating to its investments, which must be a financial institution duly authorized by the Brazilian Central Bank;
2.	appoint an authorized custodian in Brazil for its investments, which must be a financial institution duly authorized by the CVM (this obligation is not applicable if the non-resident investor is an individual (pessoa física);
3.	complete the appropriate foreign investor registration forms;
4.	appoint a tax representative in Brazil;
5.	through its representative, register as a non-Brazilian investor with the CVM; and
6.	through its representative, register its investments with the Brazilian Central Bank.

The securities and other financial assets held by a non-Brazilian investor pursuant to Annex I of Resolution No. 4,373 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Brazilian Central Bank or the CVM, as applicable, or be registered in registration, clearing and custody systems authorized by the Brazilian Central Bank or by the CVM, as applicable. Subject to limited exceptions provided in the CVM regulation or previous CVM authorization, the trading of securities held under Annex I of Resolution No. 4,373 is restricted to transactions carried out on stock exchanges or through organized over-the-counter markets licensed by the CVM.

The offshore transfer or assignment of the securities or other financial assets held by non-Brazilian investors pursuant to Annex I of Resolution No. 4,373 are prohibited, except for transfers (1) resulting from consolidation, spin-off, merger or merger of shares or occurring upon the death of an investor by operation of law or will; or (2) resulting from a corporate reorganization effected abroad, as long as the final beneficiaries and the amount of the assets remain the same.

Annex II of Resolution No. 4,373

Annex II of Resolution No. 4,373 provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers.

In the event that a holder of Preferred ADSs exchanges those Preferred ADSs for the underlying Preferred Class B Shares, the holder must:

•	convert its investment in those shares into a foreign portfolio investment under Annex I of Resolution No. 4,373, subject to the execution of Symbolic FX Agreements; or
•	convert its investment in those shares into a direct foreign investment under Law No. 4,131, subject to the execution of Symbolic FX Agreements.

The custodian is authorized to update the electronic registration of the ADS Depositary to reflect conversions of Preferred ADSs into foreign portfolio investments under Resolution No. 4,373.

If a holder of Preferred ADSs elects to convert its Preferred ADSs into a foreign portfolio investment under Annex I of Resolution No. 4,373 or into a foreign direct investment under Law No. 4,131, the conversion will be effected before the Brazilian Central Bank after receipt of an electronic request from the custodian with details of the transaction.

If a holder of Preferred ADSs wishes to convert its investment in our shares into either a foreign portfolio investment under Annex I of Resolution No. 4,373 or a foreign direct investment under Law No. 4,131, it should begin

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the process of obtaining its own foreign investor registration with the Brazilian Central Bank or with the CVM, as the case may be, in advance of exchanging the Preferred ADSs for the underlying Preferred Class B Shares. A non-Brazilian holder of Preferred Class B Shares may experience delays in obtaining a foreign investor registration, which may delay remittances outside Brazil, which may in turn adversely affect the amount, in U.S. dollars, received by the non-Brazilian holder.

Unless the holder has registered its investment with the Brazilian Central Bank, the holder may not be able to convert the proceeds from the disposition of, or distributions with respect to, such Preferred Class B Shares (or the Common Shares into which such holder converts such Preferred Class B Shares) into foreign currency or remit those proceeds outside Brazil. In addition, if the non-Brazilian investor resides in a “tax haven” jurisdiction or is not an investor registered under Annex I of Resolution No. 4,373, the investor will be subject to less favorable tax treatment than a holder of Preferred ADSs or Common ADSs.

Section 8. Certain Information About the Preferred Class B Shares and the Common Shares

The principal trading market for our shares (including the Preferred Class B Shares) is the B3 market. Our Common Shares trade on B3 under the symbol “CPLE3” and our Preferred Class B Shares trade under the symbol “CPLE6.”

In the United States, our Preferred Class B Shares in the form of ADSs, each representing one Preferred Class B Shares (as a result of the reverse stock split), issued by the ADS Depositary pursuant to the Depositary Agreement by and between Copel, the ADS Depositary and the registered holders and beneficial owners from time to time of the ADSs. The ADSs trade on the NYSE under the symbols “ELP” and “ELPVY”.

On June 19, 2002, our shares were listed on Latibex, an Euro-based market for Latin American securities. The shares trade under the symbol “XCOP”.

As of March 19, 2021, there were 600,024,820 Common Shares issued and outstanding, and 1,282,975,430 Preferred Class B Shares issued and outstanding. On March 19, 2021, there were 266,11,280 ADSs outstanding, of which 0.44%, or 1,163,450, were Common ADSs and 264,947,830 Preferred ADSs, or 99.56% of the outstanding Preferred Class B Shares.

The following tables set forth the high and low closing sales prices for the Preferred Class B Shares and Common Shares on B3 and the NYSE and the high and low closing sales prices for the Preferred ADSs on the NYSE for the periods indicated.

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	Closing Price per Preferred Class B Share on B3		Closing Price per Preferred Class B Share on NYSE
	High	Low	High	Low
	(in reais)		(in U.S. dollars)
2019	6.99	3.02	0.83	0.70
First Quarter	3.95	3.02	0.98	0.70
Second Quarter	4.90	3.57	1.31	0.72
Third Quarter	5.42	4.72	1.37	1.18
Fourth Quarter	6.99	4.91	1.70	1.18
2020	7.79	4.35	8.33	7.03
First Quarter	7.79	4.35	8.33	7.03
Second Quarter	6.80	4.85	7.88	0.93
Third Quarter	6.73	5.87	1.30	1.08
Fourth Quarter	7.49	6.16	1.47	1.08
2021
First Quarter	7.49	5.86	1.43	1.04
January	7.49	6.37	1.43	1.18
February	6.79	5.86	1.27	1.06
March(1)	6.98	5.90	1.29	1.04
(1)	Through March 17, 2021.

Source: Bloomberg

	Closing Price per Common Share on B3		Closing Price per Common Share on NYSE
	High	Low	High	Low
	(in reais)		(in U.S. dollars)
2019	6.98	2.93	1.71	0.77
First Quarter	3.51	2.93	0.90	0.77
Second Quarter	4.69	3.05	1.20	3.05
Third Quarter	5.79	4.56	1.38	4.56
Fourth Quarter	6.98	4.94	1.71	4.94
2020	8.56	4.70	1.88	4.70
First Quarter	8.56	4.70	1.88	4.70
Second Quarter	6.38	5.03	1.25	5.03
Third Quarter	6.69	5.75	1.22	5.75
Fourth Quarter	7.00	5.49	1.39	5.49
2021	7.00	-	2.28	-
First Quarter	7.00	5.73	2.28	1.02
January	7.00	6.12	1.39	1.33
February	6.49	5.75	1.33	1.04
March(1)	6.67	5.73	2.28	1.02
(1)	Through March 17, 2021.

Source: Bloomberg

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	Closing Price per Preferred ADS on the NYSE
	High	Low
	(in U.S. dollars)
2019
First Quarter	10.42	8.21
Second Quarter	13.07	9.19
Third Quarter	13.68	11.76
Fourth Quarter	17.03	11.83
2020
First Quarter	17.96	8.38
Second Quarter	14.03	9.25
Third Quarter	12.95	10.76
Fourth Quarter	14.66	10.80
2021
First Quarter(1)	13.96	10.37
(1)	Through March 19, 2021.

Source: Bloomberg

Holders are urged to obtain a current market quotation for the Preferred Class B Shares and the Preferred ADSs.

If the Conversion Offers are consummated, Unit ADSs will trade on the NYSE. We expect that Unit ADSs will be our only equity securities trading on the NYSE following the completion of the Conversion Offer and that Preferred ADSs will no longer trade on the NYSE. Copel has no current plan to terminate the registration of the Preferred Class B Shares underlying the Units with the SEC, and if the Unitization is completed, we will also register the Common Shares underlying the Units with the SEC. Also, this Conversion Offer does not have the purpose of delisting us as a publicly traded company with the CVM, and we will continue to be a publicly traded company following completion of the Conversion Offer.

Although we do not have any plan for a transaction that would result in the termination of the registration of the Preferred Class B Shares or Common Shares underlying the Units with the SEC, we or the Copel shareholders may propose further transactions for that purpose in the future.

Section 9. Description of Capital Stock

Common Shares and Preferred Class B Shares

Set forth below is certain information concerning our authorized and issued share capital and a brief summary of certain significant provisions of our bylaws and Brazilian corporate law. Holders of Units will be entitled to the exercise all the rights of the Preferred Class B Shares and Common Shares underlying their Units that are described in this section. This description does not purport to be complete and is qualified by reference to our bylaws (an English translation of which we have filed with the SEC) and to Brazilian corporate law.

Our bylaws authorize the issuance of up to four billion shares based solely on the approval of the Board of Directors without any additional shareholder approval, in this case only as a consequence of a share capital increase paid-up with profits (e.g., share dividend) or in accordance with convertible debentures, warranties and stock options plans approved by shareholders.

Pursuant to Brazilian Corporate Law, each preferred share of a class that is admitted to trading on a Brazilian stock exchange must have the certain rights under the Company’s bylaws.

Our bylaws comply with the directives provided by Brazilian Corporate Law as follows: (i) our class A preferred shares (the “Preferred Class A Shares” and, together with the Preferred Class B Shares, the “Preferred Shares”) shall have priority in the distribution of minimum dividends of 10% per year, pro rata, calculated as a percentage of the paid-in capital stock represented by such shares on December 31 of the previous fiscal year; (ii) our Preferred Class B Shares shall have priority in the distribution of minimum dividends, pro rata, in the amount equivalent to 25.0% of our net profits, as adjusted in accordance with Section 202 of Law No. 6,404/76, calculated as a proportion

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of the paid-in capital stock represented by such shares on December 31st of the previous fiscal year; (iii) the dividends paid on Preferred Class B Shares pursuant to item (ii) above shall be paid only from any remaining profits after the payment of priority dividends to Preferred Class A Shares; and (iv) the dividends to be paid per preferred share, regardless of the class, shall be at least 10% higher than the dividends to be paid per Common Share; and (v) the Preferred Class B Shares will acquire voting rights if, during three consecutive fiscal years, we fail to pay a fixed or minimum dividend to which the Preferred Class B Shares are entitled.

As a general rule, only our Common Shares are entitled to vote and each Common Share corresponds to one vote. Holders of Preferred Shares acquire voting rights if, during three consecutive fiscal years, we fail to pay a fixed or minimum dividend to which the Preferred Shares are entitled. If a holder of Preferred Shares acquires voting rights in this manner, such rights will be identical to the voting rights of a holder of Common Shares and will continue until the dividend is paid.

Units

Our bylaws provide for the issuance of Units, each consisting of four Preferred Class B Shares and one Common Share. If the Conversion Offers are completed, the bylaws will permit a holder to deliver Units and receive the underlying shares, or to deliver underlying shares in the ratio of four Preferred Class B Shares and one Common Share and receive Units.

Dividend Payments

In accordance with our bylaws and Brazilian Corporate Law, we regularly pay annual dividends for each fiscal year within sixty days of the declaration of the dividends at the annual shareholders’ meeting. To the extent amounts are available for distribution, we are required to distribute as a mandatory dividend an aggregate amount equal to at least 25.0% of our adjusted net profit. Dividends are allocated pursuant to the formula described in “Dividend Priority of Preferred Class A Shares and Preferred Class B Shares” below. Under Brazilian Corporate Law, we are not permitted to suspend the mandatory dividend payable with respect to the Common Shares, Preferred Class A Shares and Preferred Class B Shares for any year. Brazilian Corporate Law permits, however, a company to suspend the payment of all dividends if the Board of Directors, with the approval of the supervisory board, reports at the shareholders’ meeting that the distribution would be detrimental to the Company given its financial circumstances. In such a case, companies with publicly traded securities must submit a report to the CVM providing the reasons for the suspension of dividend payments. Notwithstanding the above, Brazilian Corporate Law and our bylaws provide that Preferred Class A Shares and Preferred Class B Shares shall acquire voting rights if we suspend the mandatory dividend payments for more than three consecutive fiscal years, and such voting rights will continue until all dividend payments, including back payments, have been made. We are not subject to any contractual limitations on our ability to pay dividends.

On March 30, 2020, and in the context of the coronavirus (“COVID-19”) pandemic, the Brazilian Government issued Provisional Measure No. 931 which is applicable to us and allows for (i) annual shareholders meetings for the fiscal year of 2020 to take place on a date up to seven months from the end of the respective 2019 fiscal year and (ii) board of directors of Brazilian companies to declare dividends pending the 2020 annual shareholders meeting.

Pursuant to our bylaws, our management may declare interim dividends to be paid from profits in our semi-annual financial statements, in accordance with the Company's dividend policy and subject to further endorsement by the shareholders’ meeting. Any payment of interim dividends counts towards the mandatory dividend for the year in which the interim dividends were paid.

Pursuant to Brazilian Corporate Law, we may pay interest on equity in lieu of dividends as an alternative form of making distributions to shareholders. We may treat a payment of interest on equity as a deductible expense for tax purposes, provided that it does not exceed the lesser of:

•	the total amount resulting from (i) Long-Term Interest Rate (Taxa de Juros a Longo Prazo, or “TJLP”) multiplied by (ii) the total shareholders’ equity (determined in accordance with Brazilian Corporate Law), less certain deductions prescribed by Brazilian Corporate Law; and

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•	the greater of (i) 50.0% of current net income (after the deduction of social contribution on profits (CSLL ‒ Contribuição Social sobre o Lucro Líquido) and before taking such distributions and any deductions for corporate income tax) for the year in respect of which the payment is made or (ii) 50.0% of retained earnings and profit reserves for the year prior to the year in respect of which the payment is made.

The table below sets forth the cash distributions we paid as dividends and as interest on equity for the periods indicated. As of the date of this Offer to Convert, no dividend has been paid for 2020.

Year	Payment date	Distribution (R$ thousands)	Payment per share (R$)
			Common	Preferred A	Preferred B
2014	June 2015	622,523	0.21724	0.25251	0.23900
2015	June 2016	326,795	0.11372	0.25251	0.12547
2016	June 2017	282,947	0.09854	0.28905	0.10841
2016	December 2017	223,266	0.07793	-	0.08593
2017	August 2018	266,000	0.09262	0.28905	0.10189
2017	August 2018	23,401	0.00818	-	0.00900
2018	December 2018	280,000	0.09752	0.28905	0.10727
2018	April 2019	98,542	0.03444	-	0.03788
2019	June 2020	321,500	0.11212	0.19733	0.12335
2019	September 2020	321,500	0.11212	0.19733	0.12335

The table below sets forth the cash distributions we paid/will pay as dividends and as interest on equity, translated into US$ based on the exchange rate at year-end, for the periods indicated.

Year	Payment date	Distribution (US$ thousands)	Payment per shares (US$)
			Common	Preferred A	Preferred B
2014	June 2015	234,366	0.08178	0.09506	0.08998
2015	June 2016	83,691	0.02912	0.06467	0.03213
2016	June 2017	86,818	0.03024	0.08869	0.03326
2016	December 2017	68,505	0.02391	-	0.02637
2017	August 2018	81,618	0.02800	0.08738	0.03080
2017	August 2018	7,074	0.00247	-	0.00272
2018	December 2018	72,262	0.02517	0.07460	0.02768
2018	April 2019	25,431	0.00889	-	0.00978
2019	June 2020	79,763	0.02782	0.04896	0.03060
2019	September 2020	79,763	0.02782	0.04896	0.03060

On January 20, 2021, Copel’s Board of Directors approved Copel's new Dividend Policy (“New Policy”). The New Policy aims to provide more transparency and predictability of the flow of payment of earnings to shareholders, defining judicious parameters that preserve the Company's strategic and financial guidelines in the medium and long term, namely:

•	Limits for Financial Leverage Index = Net Debt/EBITDA (“Leverage”);

•	Maintenance of Available Cash Flow (“ACF” or “FDC”), with ACF being the cash generated by operating activities, less investments made (“CAPEX”) in the period (ACF = Operating Cash - CAPEX); and

•	Increase in distribution frequency from 1 event to at least 2 annual payment events.
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Calculation of Adjusted Net Profit

Annual dividends are payable from our adjusted net profit for such period. Brazilian Corporate Law defines “net profit” for any fiscal year as the result of a fiscal year after the deduction of income and social contribution taxes for that fiscal year and after the deduction of any amounts allocated to employees’ and management’s participation in our results in such fiscal year. The “net profit” for a relevant fiscal year is subject to adjustment by the addition or subtraction of amounts allocated to legal and other reserves, the result of which is known as our adjusted net profit.

In accordance with Brazilian Corporate Law, we must maintain a legal reserve, to which we must allocate a minimum of 5% of our net profits for each fiscal year until such reserve reaches an amount equal to 20.0% of our capital stock (calculated in accordance with Brazilian Corporate Law). However, we are not required to make any allocations to our legal reserve in a fiscal year in which the legal reserve, when added to our other established capital reserves, exceeds 30.0% of our total capital stock. The amounts to be allocated to such reserve must be approved by our shareholders in a shareholders’ meeting and may be used only for the increase of our capital stock or compensation of losses.

On December 31, 2019, our legal reserve was R$1,014.2 million, or approximately 9.4% of our capital stock at that date.

In addition to deducting amounts for the legal reserve, under Brazilian Corporate Law net profit may also be adjusted by deducting amounts allocated to:

•	the contingency reserve: under Brazilian Corporate Law, our shareholders’ meeting, upon a justified proposal of our Board of Directors or Board of Executive Officers, may decide to allocate a percentage of our net profits to a contingency reserve for anticipated losses that are deemed probable in future years, which amount may be estimated;
•	the tax incentives reserve: under Brazilian Corporate Law, our shareholders’ meeting, upon a justified proposal of our Board of Directors or Board of Executive Officers, may decide to allocate a percentage of our net profits resulting from government donations or subsidies for investment purposes.

On the other hand, net profits may also be increased by:

•	the reversal of any amounts previously allocated to a contingency reserve in the fiscal year in which the loss that had been anticipated does not occur as projected or in which the anticipated loss occurs but is lower than the contingency allocated to it; and
•	any amounts included in the unrealized profits reserve that have been realized in the relevant fiscal year and have not been used to offset losses, as approved by our shareholders’ meeting, upon the proposal of our Board of Directors or board of executive officers.

Moreover, our net profits are also adjusted by adding the realization of amounts registered under “Equity Value Adjustments”. The account “Equity Value Adjustments” was created as a result of the first-time adoption of IFRS by Copel in 2010, which caused a fair value revaluation of certain fixed assets and the adoption of the fair value as its “deemed cost” at that date. The increase of the deemed cost of fixed assets led to an increase in depreciation costs. Thus, our management has decided to add to the adjusted net profits the realization of the “Equity Value Adjustments” in order to compensate for effects of the increased depreciation costs. This procedure is authorized by ICPC 10 (Interpretação do Comitê de Pronunciamento Contábil). In 2019, our adjusted net profits used to calculate our dividends was increased by R$66.2 million as a result of said realization.

The amounts available for distribution are determined on the basis of the Statutory Financial Statements prepared using the method required by Brazilian Corporate Law, which differ from our audited consolidated financial statements included herein.

Dividend Priority of Preferred Class A Shares and Preferred Class B Shares

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According to our bylaws, our Preferred Class A Shares and Preferred Class B Shares are entitled to receive annual, non-cumulative minimum dividends, which dividend per share shall be at least 10% higher than the dividends per share paid to the holders of the Common Shares. Preferred Class A Shares have a dividend priority over the Preferred Class B Shares, and Preferred Class B Shares have a dividend priority over the Common Shares. To the extent that dividends are paid, they are to be paid in the following order:

•	first, the holders of Preferred Class A Shares have the right to receive a minimum dividend equal to 10% of the total share capital represented by the Preferred Class A Shares outstanding at the end of the fiscal year in respect of which the dividends have been declared;
•	second, to the extent there are additional amounts to be distributed after all amounts allocated to the Preferred Class A Shares have been paid, the holders of Preferred Class B Shares have the right to receive a minimum dividend per share equal to (i) the mandatory dividend divided by (ii) the total number of Preferred Class B Shares outstanding at the end of the fiscal year in respect of which the dividends have been declared; and
•	third, to the extent that there are additional amounts to be distributed after all amounts allocated to the Preferred Class A Shares and the Preferred Class B Shares have been paid, the holders of Common Shares have the right to receive an amount per share equal to (i) the mandatory dividend divided by (ii) the total number of Common Shares outstanding at the end of the fiscal year in respect of which dividends have been declared, provided that the Preferred Class A Shares and Preferred Class B Shares receive dividends per share at least 10% higher than the dividends per share paid to the Common Shares.

To the extent that there are additional amounts to be distributed after all amounts described in the preceding items have been paid and in the form therein described, any such additional amount will be divided equally among all our shareholders.

Other Matters relating to Our Preferred Class B Shares

In the event of liquidation of Copel, after all creditors have been paid, all shareholders will participate equally and ratably in any remaining residual assets. Our Preferred Class B Shares are not redeemable. Except in connection with the Conversion Offers, the only permitted conversion of shares is conversion of Preferred Class A Shares into Preferred Class B Shares.

Meetings of Shareholders

We are required to hold an annual shareholders’ meeting by April 30th of each year at which, among other things, an annual dividend may be declared by decision of the shareholders on the recommendation of the management, as approved by the Board of Directors. The payment of annual dividends is based on the financial statements prepared for the fiscal year ending December 31. Under Brazilian Corporate Law, we must pay dividends to shareholders of record within 60 days of the date of the shareholders meeting that declared the dividends. A shareholders’ resolution may set forth another date of payment, which must occur prior to the end of the fiscal year in which such dividend was declared. We are not required to adjust the amount of paid-in capital for inflation for the period from the end of the last fiscal year to the date of declaration or to adjust the amount of the dividend for inflation for the period from the end of the relevant fiscal year to the payment date. Consequently, the amount of dividends paid to holders of Preferred Class B Shares may be substantially reduced due to inflation.

Pursuant to Brazilian corporate law, shareholders voting at a general shareholders' meeting have the power, among other powers, to:

•	amend the bylaws;
•	elect or dismiss members of the Board of Directors and members of the Fiscal Council at any time;
•	establish the remuneration of senior management and members of the Fiscal Council;
•	receive annual reports by management and accept or reject management's financial statements and
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recommendations including the allocation of net profits and the distributable amount for payment of the mandatory dividend and allocation to the various reserve accounts;

•	authorize the issuance of convertible and secured debentures;
•	suspend the rights of a shareholder in default of obligations established by law or by the bylaws;
•	accept or reject the valuation of assets contributed by a shareholder in consideration for issuance of capital stock;
•	pass resolutions to reorganize our legal form, to merge, consolidate or split us, to dissolve and liquidate us, to elect and dismiss our liquidators and to examine their accounts; and
•	authorize management to file for bankruptcy or to request a judicial restructuring.

Pursuant to CVM rules, the convening of our shareholders’ meeting is made through publication of a notice to shareholders in two newspapers, which are determined at the previous shareholders’ meeting. Generally, we make such notice in Diário Oficial do Estado – PR and the Folha de Londrina. As provided by Brazilian Corporate Law, publications have to be made in the official newspaper located in the state of our corporate headquarters, and in a newspaper with wide circulation in the same city as our corporate headquarters. The notice must be published no fewer than three times, beginning at least 30 calendar days prior to the scheduled meeting date.

In order for a shareholders’ meeting to be held on first call, shareholders representing at least one- quarter of the voting capital have to be present, except as otherwise provided for under Brazilian law. If no such quorum is verified, a second meeting may be called by notice given at least 8 calendar days prior to such meeting and in accordance with the same rules of publication previously described. The quorum requirements will not apply to a second meeting, subject to the minimum quorum and voting requirements for certain matters, as discussed as follows. A shareholder without a right to vote may attend a general shareholders’ meeting and take part in the discussion of matters submitted for consideration.

A shareholder may be represented at a general shareholders' meeting by a proxy appointed in accordance with applicable Brazilian law not more than one year before the meeting, who must be a shareholder, a company officer, a lawyer or a financial institution.

Voting Rights

As a general rule, only our Common Shares are entitled to vote and each Common Share corresponds to one vote. Holders of Preferred Class B Shares acquire voting rights if, during three consecutive fiscal years, we fail to pay a fixed or minimum dividend to which the preferred shares are entitled. If a holder of preferred shares acquires voting rights in this manner, such rights will be identical to the voting rights of a holder of Common Shares and will continue until the dividend is paid.

In accordance with Brazilian Corporate Law and our bylaws, holders of the Preferred Class B Shares, and thus of the ADSs, are not entitled to vote at our shareholders’ meetings except in limited circumstances. That means, among other things, holders of the ADSs, are not entitled to vote on corporate transactions, including any proposed merger.

In addition, in the limited circumstances where the holders of Preferred Class B Shares are entitled to vote, holders may exercise voting rights with respect to the Preferred Class B Shares represented by ADSs only in accordance with the provisions of the Preferred ADS Deposit Agreement. There are no provisions under Brazilian Corporate Law or under our bylaws that limit Preferred ADS holders’ ability to exercise their voting rights through the ADS Depositary with respect to the underlying Preferred Class B Shares. However, the procedural steps involved create practical limitations on the ability of Preferred ADS holders to vote. For example, holders of our Preferred Class B Shares will be able to exercise their voting rights by either attending the meeting in person or voting by proxy. In accordance with the Preferred ADS Deposit Agreement, we will provide the notice to the ADS Depositary, which will in turn, as soon as practicable thereafter, mail to holders of Preferred ADSs the notice of such meeting and a statement as to the manner in which instructions may be given by holders. To exercise their voting rights, Preferred ADS holders must then instruct the Depositary how to vote their shares. Because of this extra procedural step involving the Depositary, the

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process for exercising voting rights will take longer for Preferred ADS holders than for direct holders of Preferred Class B Shares. Preferred ADSs for which the Depositary does not receive timely voting instructions will not be voted.

Preemptive Rights

Our shareholders have a general preemptive right to subscribe for shares in any capital increase, in proportion to his or her ownership, as provided for in the Brazilian Corporate Law. A minimum period of 30 days following the publication of notice of a capital increase is assured for the exercise of the right, and the right is transferable. We may issue shares up to the limit of the authorized capital, excluding right of first refusal to the shareholders, as provided for in the Brazilian Corporate Law and in our bylaws.

Redemption Rights and Rights of Withdrawal

Our common shares and preferred shares are not redeemable, with the exception that a dissenting shareholder has, under certain circumstances provided for in Brazilian Corporate Law, the right to withdraw its equity interest from a company and to receive a payment for the portion of shareholder’s equity attributable to his or her equity interest.

Form and Transfer of Shares

Our shares are maintained in book-entry form with a transfer agent (“Transfer Agent”). To make a transfer of shares, the Transfer Agent makes an entry in the register, debits the share account of the transferor and credits the share account of the transferee.

Transfers of shares by foreign investors are made in the manner described above and are executed by the investor’s local agent on the investor’s behalf. However, if the original investment was registered with the Central Bank pursuant to a foreign investment mechanism regulated by Resolution No. 4,373 as described under “Section 8 – Exchange Controls and Central Bank Registration” as follows, the foreign investor must declare the transfer in its electronic registration.

A shareholder may choose, in its individual discretion, to hold its shares through B3. Shares are added to the B3 system through Brazilian institutions that have clearing accounts with the B3. Our shareholder registry indicates which shares are listed on the B3 system. Each participating shareholder is in turn registered in a register of beneficial shareholders maintained by the B3 and is treated in the same manner as the other registered shareholders.

Section 10. Material Differences between the Rights of Common Shares and Preferred Class B Shares

The table below sets forth the material differences between the rights of holders of Preferred Class B Shares and

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Common Shares. The Conversion Offers will not affect these differences.

	Preferred Class B Shares	Common Shares
Voting Rights	Acquire right to vote if, during three consecutive fiscal years, we fail to pay a fixed or minimum dividend to which the Preferred Class B Shares are entitled.	Right to one vote per share, regardless of the topic.
Dividends

Priority in receiving minimum dividend per share equal to (i) the mandatory dividend divided by (ii) the total number of Preferred Class B Shares outstanding at the end of the fiscal year in respect of which the dividends have been declared.

Right to a dividend per share at least 10% higher than the dividend payable per share to holders of Common Shares.

N/A
At least 25% of annual net profits, adjusted in accordance with applicable law, will be reserved for the payment of dividends.
Mandatory Tender	None.	None.

Section 11. Description of the Unit ADSs

Unit ADSs

The ADS Depositary will register and deliver Unit ADSs. Each Unit ADS will represent one Unit (or a right to receive one Unit) deposited with Itau Unibanco S.A., as custodian for the ADS Depositary in Brazil. Each Unit consists of one of our Common Shares and four of our Preferred Class B Shares. Each Unit ADS will also represent any other securities, cash or other property that may be held by the ADS Depositary. The deposited Units together with any other securities, cash or other property held by the ADS Depositary are referred to as the deposited securities. The ADS Depositary’s office at which the Unit ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold Unit ADSs either (A) directly (i) by having an American Depositary Receipt (“ADR”), which is a certificate evidencing a specific number of Unit ADSs, registered in your name, or (ii) by having uncertificated Unit ADSs registered in your name, or (B) indirectly by holding a security entitlement in Unit ADSs through your broker or other financial institution that is a direct or indirect participant in DTC. If you hold Unit ADSs directly, you are a registered Unit ADS holder, also referred to as a Unit ADS holder. This description of Unit ADSs assumes you are a Unit ADS holder. If you hold the Unit ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Unit ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated Unit ADSs will receive statements from the ADS Depositary confirming their holdings.

As a Unit ADS holder, we will not treat you as one of our unitholders and you will not have unitholder rights. Brazilian law governs unitholder rights. The ADS Depositary will be the holder of the Units underlying your Unit ADSs. As a registered holder of Unit ADSs, you will have Unit ADS holder rights. The A&R Deposit Agreement among us, the ADS Depositary, the Unit ADS holders and all other persons indirectly or beneficially holding Unit ADSs sets out Unit ADS holder rights as well as the rights and obligations of the ADS Depositary. New York law

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governs the A&R Deposit Agreement and the Unit ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire A&R Deposit Agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the Units?

The ADS Depositary has agreed to pay or distribute to Unit ADS holders the cash dividends or other distributions it or the custodian receives on Units or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Units your Unit ADSs represent.

Cash. The ADS Depositary will convert any cash dividend or other cash distribution we pay on the Units into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the A&R Deposit Agreement allows the ADS Depositary to distribute the foreign currency only to those Unit ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the Unit ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Special Factors—Section 4— Material Tax Consequences.” The ADS Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the ADS Depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Units. The ADS Depositary may distribute additional Unit ADSs representing any Units we distribute as a dividend or free distribution. The ADS Depositary will only distribute whole Unit ADSs. It will sell Units which would require it to deliver a fraction of a Unit ADS (or ADSs representing those Units) and distribute the net proceeds in the same way as it does with cash. If the ADS Depositary does not distribute additional Unit ADSs, the outstanding Unit ADSs will also represent the new Units. The ADS Depositary may sell a portion of the distributed Units (or ADSs representing those Units) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional Units. If we offer holders of our securities any rights to subscribe for additional Units or any other rights, the ADS Depositary may (i) exercise those rights on behalf of Unit ADS holders, (ii) distribute those rights to Unit ADS holders or (iii) sell those rights and distribute the net proceeds to Unit ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the ADS Depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The ADS Depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the ADS Depositary that it is legal to do so. If the ADS Depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of Units, new Unit ADSs representing the new Units, to subscribing Unit ADS holders, but only if Unit ADS holders have paid the exercise price to the ADS Depositary. U.S. securities laws may restrict the ability of the ADS Depositary to distribute rights or Unit ADSs or other securities issued on exercise of rights to all or certain Unit ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The ADS Depositary will send to Unit ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the ADS Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case Unit ADSs will also represent the newly distributed property. However, the ADS Depositary is not required to distribute any securities (other than Unit ADSs) to Unit ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The ADS Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the ADS Depositary to distribute securities to all or certain Unit ADS holders, and the securities distributed may be subject to restrictions on transfer.

The ADS Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any Unit ADS holders. We have no obligation to register Unit ADSs, Units, rights or other securities

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under the Securities Act. We also have no obligation to take any other action to permit the distribution of Unit ADSs, Units, rights or anything else to Unit ADS holders. This means that you may not receive the distributions we make on our Units or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are Unit ADSs issued?

The ADS Depositary will deliver Unit ADSs if you or your broker deposits Units or evidence of rights to receive Units with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the ADS Depositary will register the appropriate number of Unit ADSs in the names you request and will deliver the Unit ADSs to or upon the order of the person or persons that made the deposit.

How can Unit ADS holders withdraw the deposited securities?

You may surrender your Unit ADSs to the ADS Depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the ADS Depositary will deliver the Units and any other deposited securities underlying the Unit ADSs to the Unit ADS holder or a person the Unit ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the ADS Depositary will deliver the deposited securities at its office, if feasible. However, the ADS Depositary is not required to accept surrender of Unit ADSs to the extent it would require delivery of a fraction of a deposited Unit or other security. The ADS Depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do Unit ADS holders interchange between certificated Unit ADSs and uncertificated Unit ADSs?

You may surrender your Unit ADR to the ADS Depositary for the purpose of exchanging your Unit ADR for uncertificated Unit ADSs. The ADS Depositary will cancel that ADR and will send to the Unit ADS holder a statement confirming that the Unit ADS holder is the registered holder of uncertificated Unit ADSs. Upon receipt by the ADS Depositary of a proper instruction from a registered holder of uncertificated Unit ADSs requesting the exchange of uncertificated Unit ADSs for certificated ADSs, the ADS Depositary will execute and deliver to the Unit ADS holder an ADR evidencing those Unit ADSs.

Voting Rights

How do you vote?

Unit ADS holders may instruct the ADS Depositary how to vote the number of deposited Units (or shares represented by those Units) their Unit ADSs represent. If we request the ADS Depositary to solicit your voting instructions (and we are not required to do so), the ADS Depositary will notify you of a unitholders’ or shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how Unit ADS holders may instruct the ADS Depositary how to vote. For instructions to be valid, they must reach the ADS Depositary by a date set by the ADS Depositary. The ADS Depositary will try, as far as practical, subject to the laws of Brazil and the provisions of our articles of association or similar documents, to vote or to have its agents vote the deposited Units (or shares represented by deposited Units) as instructed by Unit ADS holders. If we do not request the ADS Depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the ADS Depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the ADS Depositary as described above, you won’t be able to exercise voting rights unless you surrender your Unit ADSs and withdraw the Units. However, you may not know about the meeting enough in advance to withdraw the Units. In any event, the ADS Depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the ADS Depositary to vote your Units. In addition, the ADS Depositary and its agents are not responsible for failing to carry

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out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your Units are not voted as you requested.

In order to give you a reasonable opportunity to instruct the ADS Depositary as to the exercise of voting rights relating to deposited securities, if we request the ADS Depositary to act, we agree to give the ADS Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing Units or Unit ADS holders must pay:	For:
$5.00 (or less) per 100 Unit ADSs (or portion of 100 Unit ADSs)

Issuance of Unit ADSs, including issuances resulting from a distribution of Units or rights or other property

Cancellation of Unit ADSs for the purpose of withdrawal, including if the A&R Deposit Agreement terminates

$0.05 (or less) per Unit ADS	Any cash distribution to Unit ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been Units and the Units had been deposited for issuance of Unit ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the ADS Depositary to Unit ADS holders
$0.05 (or less) per Unit ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of Units on our Unit register to or from the name of the ADS Depositary or its agent when you deposit or withdraw Units
Expenses of the ADS Depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the A&R Deposit Agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the ADS Depositary or the custodian has to pay on any Unit ADSs or Units underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the ADS Depositary or its agents for servicing the deposited securities	As necessary

The ADS Depositary collects its fees for delivery and surrender of Unit ADSs directly from investors depositing Units or surrendering Unit ADSs for the purpose of withdrawal or from intermediaries acting for them. The ADS Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The ADS Depositary may collect its annual fee for ADS Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The ADS Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to Unit ADS holders that are obligated to pay those fees. The ADS Depositary may generally refuse to provide fee-

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attracting services until its fees for those services are paid.

From time to time, the ADS Depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the ADS Depositary or Unit revenue from the fees collected from Unit ADS holders. In performing its duties under the A&R Deposit Agreement, the ADS Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the ADS Depositary and that may earn or Unit fees, spreads or commissions.

The ADS Depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the ADS Depositary. Where the ADS Depositary converts currency itself or through any of its affiliates, the ADS Depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the A&R Deposit Agreement and the rate that the ADS Depositary or its affiliate receives when buying or selling foreign currency for its own account. The ADS Depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the A&R Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Unit ADS holders, subject to the ADS Depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the ADS Depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to Unit ADS holders, and the ADS Depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the ADS Depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the ADS Depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your Unit ADSs or on the deposited securities represented by any of your Unit ADSs. The ADS Depositary may refuse to register any transfer of your Unit ADSs or allow you to withdraw the deposited securities represented by your Unit ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your Unit ADSs to pay any taxes owed and you will remain liable for any deficiency. If the ADS Depositary sells deposited securities, it will, if appropriate, reduce the number of Unit ADSs to reflect the sale and pay to Unit ADS holders any proceeds, or send to Unit ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The ADS Depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by a Unit ADS holder surrendering Unit ADSs and subject to any conditions or procedures the ADS Depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the ADS Depositary as a holder of deposited securities, the ADS Depositary will call for surrender of a corresponding number of Unit ADSs and distribute the net redemption money to the holders of called Unit ADSs upon surrender of those Unit ADSs.

If there is any change in the deposited securities such as a change in the composition of the Units or a sub-division, combination or other reclassification of the shares represented by the Units, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities or shares represented thereby in which the ADS Depositary receives new securities in exchange for or in lieu of the old deposited securities, the ADS Depositary will hold those replacement securities as deposited securities under the A&R Deposit Agreement.

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However, if the ADS Depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to Unit ADS holders or for any other reason, the ADS Depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the Unit ADSs.

If there is a replacement of the deposited securities and the ADS Depositary will continue to hold the replacement securities, the ADS Depositary may distribute new Unit ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying Unit ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying Unit ADSs have become apparently worthless, the ADS Depositary may call for surrender of those Unit ADSs or cancel those Unit ADSs upon notice to the Unit ADS holders.

Amendment and Termination

How may the A&R Deposit Agreement be amended?

We may agree with the ADS Depositary to amend the A&R Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the ADS Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of Unit ADS holders, it will not become effective for outstanding Unit ADSs until 30 days after the ADS Depositary notifies Unit ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Unit ADSs, to agree to the amendment and to be bound by the ADRs and the A&R Deposit Agreement as amended.

How may the A&R Deposit Agreement be terminated?

The ADS Depositary will initiate termination of the A&R Deposit Agreement if we instruct it to do so. The ADS Depositary may initiate termination of the A&R Deposit Agreement if

•	60 days have passed since the ADS Depositary told us it wants to resign but a successor ADS Depositary has not been appointed and accepted its appointment;

•	we delist the Unit ADSs from an exchange in the United States on which they were listed and do not list the Unit ADSs on another exchange in the United States or make arrangements for trading of Unit ADSs on the U.S. over-the-counter market;

•	we delist our Units from an exchange outside the United States on which they were listed and do not list the Units on another exchange outside the United States;

•	the ADS Depositary has reason to believe the Unit ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the Unit ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the A&R Deposit Agreement will terminate, the ADS Depositary will notify Unit ADS holders at least 90 days before the termination date. The ADS Depositary may terminate the A&R Deposit Agreement on as little as 15 days’ notice if it believes it may be subject to legal liability because we failed to provide information required by Brazilian government regulators. At any time after the termination date, the ADS Depositary may sell the deposited securities.

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After that, the ADS Depositary will hold the money it received on the sale, as well as any other cash it is holding under the A&R Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the Unit ADS holders that have not surrendered their Unit ADSs. Normally, the ADS Depositary will sell as soon as practicable after the termination date.

After the termination date and before the ADS Depositary sells, Unit ADS holders can still surrender their Unit ADSs and receive delivery of deposited securities, except that the ADS Depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The ADS Depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The ADS Depositary will continue to collect distributions on deposited securities, but, after the termination date, the ADS Depositary is not required to register any transfer of Unit ADSs or distribute any dividends or other distributions on deposited securities to the Unit ADSs holder (until they surrender their Unit ADSs) or give any notices or perform any other duties under the A&R Deposit Agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the ADS Depositary; Limits on Liability to Holders of ADSs

The A&R Deposit Agreement expressly limits our obligations and the obligations of the ADS Depositary. It also limits our liability and the liability of the ADS Depositary. We and the ADS Depositary:

•	are only obligated to take the actions specifically set forth in the A&R Deposit Agreement without negligence or bad faith, and the ADS Depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the A&R Deposit Agreement;

•	are not liable if we or it exercises discretion permitted under the A&R Deposit Agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the A&R Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the A&R Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the A&R Deposit Agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	the ADS Depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by Unit ADS holders as a result of owning or holding Unit ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the A&R Deposit Agreement, we and the ADS Depositary agree to indemnify each other under certain circumstances.

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Requirements for ADS Depositary Actions

Before the ADS Depositary will deliver or register a transfer of Unit ADSs, make a distribution on Unit ADSs, or permit withdrawal of Units, the ADS Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Units or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the A&R Deposit Agreement, including presentation of transfer documents.

The ADS Depositary may refuse to deliver Unit ADSs or register transfers of Unit ADSs when the transfer books of the ADS Depositary or our transfer books are closed or at any time if the ADS Depositary or we think it advisable to do so.

Your Right to Receive the Units Underlying your Unit ADSs

Unit ADS holders have the right to cancel their Unit ADSs and withdraw the underlying Units at any time except:

•	when temporary delays arise because: (i) the ADS Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Units is blocked to permit voting at a unitholders' meeting; or (iii) we are paying a dividend on our Units;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Unit ADSs or to the withdrawal of Units or other deposited securities.

This right of withdrawal may not be limited by any other provision of the A&R Deposit Agreement.

Direct Registration System

In the A&R Deposit Agreement, all parties to the A&R Deposit Agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the Unit ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated Unit ADSs and holding of security entitlements in Unit ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated Unit ADSs, to direct the ADS Depositary to register a transfer of those Unit ADSs to DTC or its nominee and to deliver those Unit ADSs to the DTC account of that DTC participant without receipt by the ADS Depositary of prior authorization from the Unit ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the A&R Deposit Agreement understand that the ADS Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of a Unit ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the Unit ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the A&R Deposit Agreement, the parties agree that the ADS Depositary’s reliance on and compliance with instructions received by the ADS Depositary through the DRS/Profile system and in accordance with the A&R Deposit Agreement will not constitute negligence or bad faith on the part of the ADS Depositary.

Unitholder communications; inspection of register of holders of ADSs

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The ADS Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The ADS Depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of Unit ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the Unit ADSs.

Jury Trial Waiver

The A&R Deposit Agreement provides that, to the extent permitted by law, Unit ADS holders waive the right to a jury trial of any claim they may have against us or the ADS Depositary arising out of or relating to our Units, the ADSs or the A&R Deposit Agreement, including any claim under the U.S. federal securities laws. If we or the ADS Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the A&R Deposit Agreement, be deemed to have waived our or the ADS Depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder, inasmuch as no person is able to effectively waive the duty of any other person to comply with its obligations under those laws, rules and regulations.

This section describes the A&R Deposit Agreement and terms of the Unit ADSs as they would exist following completion of the Unitization. For a description of the Preferred ADSs as they exist on the date of this Offer to Convert, please see our registration statement on Form F-6 as filed with the SEC on March 12, 2021. We hereby incorporate herein by reference the registration statement and the exhibits contained in our Form F-6 (Registration No. 333-254208) filed with the SEC on March 12, 2021.

Section 12. Certain Information About Copel

Companhia Paranaense de Energia – Copel is a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil. Our principal executive office is located at Rua Coronel Dulcídio, 800, 80420-170 Curitiba, Paraná, Brazil, and our telephone number at this address is (+55 41 3331 4011).

Copel engages in the generation, transmission, distribution and sale of electricity mainly in the Brazilian State of Paraná, pursuant to concessions granted by ANEEL, the Brazilian regulatory agency for the electricity sector. Copel also provides telecommunications and other services. While operations are more concentrated in the Brazilian State of Paraná, we also operate in 10 different Brazilian states through our generation and transmission businesses. is one of the largest metals and mining companies in the world with operations in Brazil, North America, Europe, Africa and Asia.

As of December 31, 2020, our outstanding share capital was comprised of 2,736,553,750 total shares, consisting of 1,450,310,800 Common Shares and 1,282,975,430 Preferred Class B Shares, including 0 Common Shares and 0 Preferred Class B Shares held in treasury. All of our shares are without par value.

Where You Can Find More Information About Copel

We are subject to the informational requirements of the CVM and B3 and file reports and other information relating to our business, financial condition and other matters with the CVM and B3. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, are obligated to file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800 SEC 0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

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You may find more information about Copel on our website, http://www.copel.com.

Section 13. Selected Financial Information

Summary Financial Information

The following table sets forth summary consolidated financial data (1) as of and for the years ended December 31, 2019 and 2018, and (2) as of September 30, 2020 and for the nine-month periods ended September 30, 2020 and 2019. The summary consolidated financial data as of and for the years ended December 31, 2019 and 2018 was derived from our audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018 appearing on pages F-1 through F-138, inclusive, in our Annual Report on Form 20-F for the year ended December 31, 2019 (the “Copel Annual Report”), which are incorporated by reference herein. The summary historical consolidated financial data as of December 31, 2019 and for the nine-month periods ended September 30, 2020 and 2019 have been derived from our unaudited consolidated financial statements on our Form 6-K furnished to the SEC on December 9, 2020 (the “Copel Interim Report”).

Consolidated statement of income data:

	For the Nine-Month Period Ended September 30,		For the Year Ended December 31,
	2019	2020	2018	2019
	(R$ million)
Statement of income data(1):
Operating revenues	11,545	12,978	14,935	16,244
Cost of sales and services provided	(8,218)	(8,897)	(11,502)	(11,760)
Gross profit	3,327	4,081	3,433	4,484
Operational expenses/income	(787)	(868)	(1,039)	(1,293)
Profit before financial results and taxes	2,540	3,213	2,394	3,191
Financial results	(334)	868	(438)	(488)
Profit before income tax and social contribution	2,206	4,081	1,956	2,702
Income tax and social contribution on profit	(691)	(1,335)	(512)	(639)
Net income for the year from continuing operations	1,515	2,746	1,444	2,063
Net income for the year from discontinued operations	(48)	40	0	0
Net income for the year	1,467	2,786	0	0
Statement of financial position data:
Current assets	6,748	10,098	6,678	7,909
Recoverable rate deficit (CRC)(1)	1,360	1,363	1,445	1,350
Non-current assets	10,431	16,228	10,014	10,863
Property, plant and equipment, net	10,765	9,434	10,841	10,592
Total assets	36,725	45,030	35,930	38,313
Loans and financing and debentures (current)	1,662	2,050	3,298	1,420
Current liabilities	4,869	7,225	6,695	5,346
Loans and financing and debentures (non-current)	9,276	8,260	8,268	10,152
Non-current liabilities	14,063	17,475	12,899	15,368
Equity	17,794	20,329	16,336	17,598
Attributable to controlling shareholders	17,452	20,057	16,033	17,252
Attributable to non-controlling interest	342	272	303	346
Share capital	10,800	10,800	7,910	10,800

(1)	Consists of total cash paid to stockholders during the period, whether classified as dividends or interest on stockholders’ equity.

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12/31/2020
	Common Share	Preferred Class B Share
Income per share from continuing operations (basic and diluted, if applicable)	R$ 1.33430	R$ 1.46773
Net income per share (basic and diluted, if applicable)	R$ 0.02800	R$ 0.03080
Book value per share as of the date of the most recent balance sheet	R$ 7.29	R$ 7.29

For a more detailed explanation of our financial condition and operating results, you should read the summary historical consolidated financial data in conjunction with our audited consolidated financial statements (including the notes thereto), “Item 5. Operating and Financial Review and Prospects” and “Presentation of Financial and Other Information” in the Copel Annual Report.

You should refer to the section in the Offer to Convert entitled “The Conversion Offer—Section 13: Certain Information About Copel—Where You Can Find More Information About Copel” for information on how you can obtain copies of our SEC filings, including the Copel Annual Report and the Copel Interim Report.

Our consolidated financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The Conversion Offers will have no effect on our balance sheet, our income statement or our earnings per share. See “The Conversion Offer—Section 16—Accounting Treatment of the Conversion Offer.” Consequently, Copel believes that pro forma information is not material to the decision of holders of Preferred Class B Shares to convert their Preferred Class B Shares in the Conversion Offer.

Section 14. Accounting Treatment of the Conversion Offer

The conversion of Preferred Class B Shares, including Preferred Class B Shares represented by Preferred ADSs, into Units will have no effect on our balance sheet, our income statement or our earnings per share.

Section 15. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Preferred Class B Shares and Preferred ADSs

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Interests of Directors, Executive Officers and Certain Controlling Persons

The Common Shares with no par value represent approximately 53% of the total shares. The Preferred Class B Shares represent approximately 47% of the total shares. The Preferred Class A Shares with no par value represent 0.1% of the total shares. The State owns a majority of the Common Shares and has the power to elect a majority of the members of our Board of Directors.

As of March 19, 2021, our directors and executive officers collectively own 15,020 Preferred Class B Shares and Preferred ADSs, and each director and executive officer intends to tender all of the Preferred Class B Shares that they hold for conversion in the Conversion Offer. Other than as set forth in the preceding sentence, none of the executive officers or directors of Copel or any of their associates beneficially owns any Preferred Class B Shares or Preferred ADSs.

No transactions in the Preferred Class B Shares have been effected since January 21, 2021 (60 days prior to the commencement of the Conversion Offer) by (1) Copel, for its own account, or any of its associates or majority owned subsidiaries, (2) to Copel’s knowledge, any of the executive officers or directors of Copel or any of their associates, or (3) to Copel’s knowledge, the State, any executive officer or director of any of Copel’s subsidiaries.

Transactions and Arrangements Concerning Preferred Class B Shares and Preferred ADSs

None of Copel, or, to Copel’s knowledge, the State, any of its affiliates or the directors or executive officers of Copel or any of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of the Copel’s securities (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

The State has agreed with Copel that, following the completion of the Conversion Offers, the State will convert additional Common Shares to Units. The number of Common Shares to be converted will not exceed an amount that reduces the State’s ownership to 51% of the Common Shares outstanding. The number of Common Shares converted by the State will be disclosed by means of a notice (fato relevante) in Brazil that will be furnished to the SEC on Form 6-K.

On December 8, 2020, the Brazilian Development Bank – BNDES, holder of approximately (i) 26.4% of the Common Shares, and (ii) 21.3% of the Preferred Class B Shares, announced the selection of investment bank Banco BTG Pactual SA to coordinate a secondary offering of its holdings in Copel’s share capital. There is no contractual or regulatory condition linking the BNDES Secondary Offering to this Offer to Convert.

Section 16. Certain Legal and Regulatory Matters

We are not aware of (1) any governmental license or regulatory permit that appears to be material to the business of Copel or any of its subsidiaries, that might be adversely affected by the conversion of Preferred Class B Shares, including Preferred Class B Shares represented by Preferred ADSs, pursuant to the Conversion Offer, or (2) any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required prior to the conversion of Preferred Class B Shares pursuant to the Conversion Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. We do not currently intend, however, to delay the conversion of Preferred Class B Shares pursuant to the Conversion Offer pending the outcome of any such action or the receipt of any such approval. We are unable to predict whether we will determine that we are required to delay the conversion of Preferred Class B Shares DSs pursuant to the Conversion Offer pending the outcome of any such matter. We can offer no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to our business or certain parts of our business might not have to be disposed of, any of which could cause us to elect to terminate the Conversion Offer without the conversion of Preferred Class B Shares thereunder.

Section 17. Incorporation by Reference

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We hereby incorporate by reference into this Offer to Convert the following documents that we have filed with the U.S. Securities and Exchange Commission, or the SEC:

•	our audited consolidated financial statements as of and for the year December 31, 2019 appearing on pages F-1 through F-138, inclusive, in the Copel Annual Report;
•	our unaudited consolidated financial statements as of September 30, 2020 and for the three-month periods ended September 30, 2020 and 2019 appearing in the Copel Interim Report;
•	Manual for Participation in the Copel S.A. Extraordinary Shareholders’ Meeting, as filed on Schedule TO-C with the SEC on March 12, 2021; and
•	Copel’s 1st Share Conversion and Unit Formation Program, as filed on Schedule TO-C with the SEC on March 17, 2021.

The information incorporated by reference into this Offer to Convert is considered to be a part of this Offer to Convert and should be read with the same care as the Offer to Convert. All information appearing in this Offer to Convert is qualified in its entirety by the financial statements (including notes thereto) appearing in the Copel Annual Report and the Copel Interim Report. References herein to the Offer to Convert includes the financial statements (including notes thereto) appearing in the Copel Annual Report and the Copel Interim Report as incorporated herein, unless the context otherwise requires.

You may read and copy the Copel Annual Report or the Copel Interim Report at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC, including the Copel Annual Report or the Copel Interim Report.

Section 18. Miscellaneous

The Conversion Offer is open to all holders of Preferred Class B Shares. A separate notice in Portuguese has been made available concurrently in Brazil for holders of Preferred Class B Shares. We are not aware of any jurisdiction where the making of the Conversion Offer or the election to convert Preferred Class B Shares in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the Conversion Offer or the election to convert Preferred Class B Shares in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the Conversion Offer will not be made in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Conversion Offer to be made by a licensed broker or dealer, the Conversion Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Convert, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Conversion Offer. You may read and copy the Schedule TO and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information provided in this Offer to Convert or any supplement to this Offer to Convert. We have not authorized anyone to provide you with different information. The date of this Offer to Convert is April 16, 2021. You should not assume that the information in this Offer to Convert is accurate as of any date other than that date, regardless of the time the Offer to Convert is made available to you.

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COMPANHIA PARANAENSE DE ENERGIA – COPEL

Dated: April 16, 2021

Any questions or requests for assistance or additional copies of this Offer to Convert may be directed to Copel at ri@copel.com. Beneficial owners may also contact their broker or other securities intermediary for assistance concerning the Conversion Offer.

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